UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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Teleflex Incorporated

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550 East Swedesford Road, Suite 400

Wayne, Pennsylvania 19087

Notice of Annual Meeting of Stockholders

To Be Held on May 5, 2017

March 31, 2017

TO THE STOCKHOLDERS OF TELEFLEX INCORPORATED:

The annual meeting of stockholders (the “Annual Meeting”) of Teleflex Incorporated will be held on Friday, May 5, 2017 at 11:00 a.m., local time, at the Company’s headquarters, located at 550 East Swedesford Road, Wayne, Pennsylvania 19087, for the following purposes:

1. To elect three directors to serve on our Board of Directors for a term of three years and one director to serve on our Board of Directors for a term of two years or, in each case, until their successors have been duly elected and qualified;

2. To vote upon a proposal to approve, on an advisory basis, the compensation of our named executive officers;

3. To hold an advisory vote on whether the advisory vote on the compensation of our named executive officers should be held every one, two or three years;

4. To vote upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017; and

5. To transact such other business as may properly come before the meeting.

Our Board of Directors has fixed Monday, March 6, 2017 as the record date for the Annual Meeting. This means that owners of our common stock at the close of business on that date are entitled to receive notice of, and to vote at, the Annual Meeting.

Stockholders are requested to date, sign and return the enclosed proxy card in the enclosed envelope. No postage is necessary if mailed in the United States or Canada. You may also vote by telephone by calling toll free 1-800-PROXIES (776-9437), or via the internet at www.voteproxy.com.

By Order of the Board of Directors,

James J. Leyden, Secretary

PLEASE VOTE — YOUR VOTE IS IMPORTANT

Page
GENERAL INFORMATION	1
QUESTIONS AND ANSWERS	2
PROPOSAL 1: ELECTION OF DIRECTORS	4
CORPORATE GOVERNANCE	10
Corporate Governance Principles and Other Corporate Governance Documents	10
Board Independence	10
Lead Director	11
Positions of Chairman and Chief Executive Officer	12
Executive Sessions of Non-Management Directors	12
The Board and Board Committees	12
Risk Oversight and Management	15
Director Compensation – 2016	16
Director Stock Ownership Guidelines	17
AUDIT COMMITTEE REPORT	19
COMPENSATION DISCUSSION AND ANALYSIS	20
Introduction	20
Executive Compensation Overview	20
2016 Compensation	23
Ongoing and Post-Employment Arrangements	31
Tax Considerations	33
Stock Ownership Guidelines	33
2016 Stockholder Advisory Vote on Executive Compensation	34
COMPENSATION COMMITTEE REPORT	34
SUMMARY COMPENSATION TABLE – 2016	35
GRANTS OF PLAN-BASED AWARDS – 2016	37
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END – 2016	38
OPTION EXERCISES AND STOCK VESTED – 2016	40
PENSION BENEFITS – 2016	41
NONQUALIFIED DEFERRED COMPENSATION – 2016	42
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL	44
Employment and Severance Arrangements	44
Change-of-Control Arrangements	45
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	48
CERTAIN TRANSACTIONS	50
Related Person Transactions Policy	50
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	50
PROPOSAL 2: ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	51
PROPOSAL 3: ADVISORY VOTE ON WHETHER THE ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS SHOULD BE HELD EVERY ONE, TWO OR THREE YEARS	52
PROPOSAL 4: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	53
Audit and Non-Audit Fees	53
Audit Committee Pre-Approval Procedures	53
STOCKHOLDER PROPOSALS	54
OTHER MATTERS	54

TELEFLEX INCORPORATED

550 East Swedesford Road, Suite 400

Wayne, Pennsylvania 19087

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement is furnished to stockholders in connection with the solicitation of proxies by the Board of Directors of Teleflex Incorporated (the “Company”) for use at the Company’s annual meeting of stockholders (the “Annual Meeting”) to be held on Friday, May 5, 2017 at 11:00 a.m., local time, at the Company’s headquarters, located at 550 East Swedesford Road, Wayne, Pennsylvania 19087. The proxies may also be voted at any adjournment or postponement of the Annual Meeting. Only stockholders of record at the close of business on March 6, 2017, the record date for the meeting, are entitled to vote. Each owner of record on the record date is entitled to one vote for each share of common stock held. On the record date, the Company had 44,961,133 shares of common stock outstanding.

This proxy statement and the enclosed form of proxy are being mailed to stockholders on or about March 31, 2017. A copy of the Company’s 2016 Annual Report is provided with this proxy statement.

The Company will pay the cost of solicitation of proxies. In addition to this mailing, proxies may be solicited, without extra compensation, by our officers and employees, by mail, telephone, facsimile, electronic mail and other methods of communication. The Company reimburses banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding solicitation materials to the beneficial owners of the Company’s common stock.

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to be Held on May 5, 2017

This proxy statement, the accompanying Notice of Annual Meeting, proxy card and our 2016 Annual Report are available at http://www.teleflex.com/ProxyMaterials.

QUESTIONS AND ANSWERS

1.	What is a “proxy”?

It is your way of legally designating another person to vote for you. That other person is called a “proxy.” If you designate another person as your proxy in writing, the written document is called a “proxy” or “proxy card.”

2.	What is a “proxy statement”?

It is a document required by the Securities and Exchange Commission (the “SEC”) that contains information about the matters that stockholders will vote upon at the Annual Meeting. The proxy statement also includes other information required by SEC regulations.

3.	What is a “quorum”?

A quorum is the minimum number of stockholders who must be present at the Annual Meeting or voting by proxy in order to conduct business at the meeting. A majority of the outstanding shares, whether present in person or represented by proxy, will constitute a quorum at the Annual Meeting.

4.	How many votes are required to elect director nominees and approve the proposals?

To be elected at the meeting, a director nominee must receive the affirmative vote of a majority of the votes cast. For this purpose, a majority of the votes cast means that the number of votes cast in favor of a director nominee must exceed the number of votes cast against that director nominee. Abstentions and “broker non-votes” will have no effect on the vote.

Approval of each of the other proposals requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal. Accordingly, abstentions have the same effect as votes against a proposal, while broker non-votes will not be included in the vote count and will have no effect on the vote. Because the advisory vote on the frequency of the advisory vote on compensation of our named executive officers entails three choices (one, two or three years), it is possible that none of the alternatives will receive a majority vote. In that case, the Board of Directors nevertheless will consider the stockholder preferences indicated by the vote.

5.	What is a “broker non-vote”?

A broker “non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. Under New York Stock Exchange rules, brokers are not permitted to vote on the election of directors or the advisory votes on executive compensation and frequency of votes on executive compensation; therefore, if your shares are held by a broker, you must provide voting instructions if you want your broker to vote on these matters.

6.	How do I vote?

You may vote through any of the following methods:

•	attend the Annual Meeting in person and submit a ballot,
•	sign and date each proxy card you receive and return it in the prepaid envelope included in your proxy package,
•	vote by telephone by calling 1-800-PROXIES (776-9437) or
•	vote via the internet at www.voteproxy.com.

The shares represented by a proxy will be voted in accordance with the instructions you provide on the proxy card or that you submit via telephone or the internet, unless the proxy is revoked before it is exercised. Any proxy card which is signed and returned but does not indicate voting instructions will be treated as authorizing a vote FOR the election of the director nominees described in this proxy statement, FOR the approval, on an advisory basis, of the compensation of our named executive officers, for the approval, on an advisory basis, of holding the advisory vote on the compensation of our named executive officers every ONE year and FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017.

If your shares are held by a broker, bank or other holder of record, please refer to the instructions it provides for voting your shares. If you want to vote those shares in person at the Annual Meeting, you must bring a signed proxy from the broker, bank or other holder of record giving you the right to vote the shares.

7.	What should I do if I receive more than one proxy card?

If you hold shares registered in more than one account, you may receive more than one copy of the proxy materials, including multiple paper copies of this proxy statement and multiple proxy cards. To vote all of your shares by proxy, you must complete, sign, date and return each proxy card that you receive or, if you submit a proxy by telephone or the internet, submit one proxy for each proxy card you receive.

8.	How can I revoke my proxy?

You may revoke your proxy at any time before the proxy is exercised by delivering a signed statement indicating your revocation to our Corporate Secretary at our principal executive offices at 550 East Swedesford Road, Suite 400, Wayne, Pennsylvania 19087 at or prior to the Annual Meeting. Alternatively, you may revoke your proxy by timely executing and delivering, by internet, telephone, mail, or in person at the Annual Meeting, another proxy dated as of a later date. You also may revoke your proxy by attending the Annual Meeting in person and voting by ballot. Attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

If your shares are held by a broker, bank or other holder of record, contact that institution for instructions.

PROPOSAL 1:

ELECTION OF DIRECTORS

Our Board of Directors (the “Board”) currently consists of ten members divided into three classes, with one class being elected each year for a three-year term. In accordance with the Board retirement policy included in our Corporate Governance Principles, a director must retire at the expiration of his or her term following attainment of age 71, except in special circumstances. The Board determined that such circumstances were present when it nominated Patricia C. Barron for election in 2016. As required by the retirement policy, in February 2017, Ms. Barron submitted her offer to resign from the Board, which was accepted by the Board. Accordingly, Ms. Barron will retire from the Board effective immediately prior to the Annual Meeting. William R. Cook, who is in the director class having a term that expires at the Annual Meeting, has reached the mandatory retirement age under our corporate governance principles and also will retire from the Board, effective immediately prior to the Annual Meeting. The Board extends its gratitude to Ms. Barron and Mr. Cook for their contributions to our company during their tenure on the Board. In connection with Ms. Barron’s and Mr. Cook’s retirement, our Board approved a decrease in the size of the Board from ten to nine directors, effective upon Ms. Barron’s and Mr. Cook’s retirement from the Board.

At the Annual Meeting, three directors will be elected for terms expiring at our annual meeting of stockholders in 2020 or until their successors are duly elected and qualified, and one director will be elected for a term expiring at our annual meeting of stockholders in 2019 or until his successor is duly elected and qualified. The Board, upon the recommendation of the Governance Committee, has nominated George Babich, Jr., Gretchen R. Haggerty and Benson F. Smith for election to the Board for three-year terms and Richard A. Packer for election to the Board for a two-year term. Messrs. Babich and Smith are continuing directors who previously were elected by our stockholders. Ms. Haggerty was appointed as a director by our Board in September 2016 to fill a vacancy created as a result of an increase in the size of the board from nine to ten directors. Mr. Packer is a new nominee who, if elected, will fill the vacancy created as a result of Ms. Barron’s retirement from the Board.

Our bylaws generally require that, in order to be elected in an uncontested election of directors, a director nominee must receive a majority of the votes cast with respect to that director’s election (for this purpose, a majority of the votes cast means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee). If a nominee who is currently serving as a director is not re-elected, Delaware law provides that the director will continue to serve on the board of directors. However, under our Corporate Governance Principles, the Board will not nominate for director any incumbent director unless the director has submitted in writing his or her irrevocable resignation, which would be effective if the director does not receive the required majority vote and the Board accepts the resignation. Generally, if an incumbent director does not receive the required majority vote, our Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether to take other action. The Board would act on the resignation, generally within 90 days from the date that the election results are certified. The Board’s decision and an explanation of any determination with respect to the director’s resignation will be disclosed promptly in a current report on Form 8-K filed with the SEC.

Our goal is to assemble a Board that operates cohesively and works with management in a constructive way so as to deliver long term stockholder value. In addition, the Board believes it operates best when its membership reflects a diverse range of experiences and areas of expertise. To this end, the Board seeks to identify candidates whose respective experience expands or complements the Board’s existing expertise in overseeing our company. Our Corporate Governance Principles provide that directors are expected to possess the highest character and integrity and to have business, professional, academic, government or other experience which is relevant to our business and operations. In evaluating nominees for election to the Board, our Board and Governance Committee consider diversity principally from the standpoint of differences in occupational experience, education, skills, race, gender and national origin. However, there is no set list of qualities or areas of expertise used by the Board in its analysis because it assesses the attributes each particular candidate could bring to the Board in light of the then-current composition of the Board. We believe our current directors possess valuable experience in a variety of areas, which enables them to guide Teleflex in the best interests of the stockholders, and that the collective experience and expertise of the Board would be enhanced by the addition of Mr. Packer, who has not previously served on the Board. Information regarding each of our nominees and continuing directors is set forth below.

Nominees for election to the Board of Directors – Terms Expiring in 2020

George Babich, Jr.	-

Mr. Babich, 65, has been a director of Teleflex since 2005 and currently serves as a member of the Compensation Committee. Mr. Babich retired in May 2016 after serving for three years as the President and Chief Executive Officer of Checkpoint Systems, Inc., a provider of retail security, labeling and merchandising systems and products. He served as interim President and Chief Executive Officer of Checkpoint from May 2012 to February 2013. Previously, Mr. Babich had been retired since 2005 after serving for nine years in various executive and senior level positions at The Pep Boys — Manny Moe & Jack, an automotive retail and service chain. Most recently, Mr. Babich served as President of Pep Boys from 2004 to 2005 and as President and Chief Financial Officer from 2002 to 2004. Prior to joining Pep Boys, Mr. Babich held various financial executive positions with Morgan, Lewis & Bockius LLP, The Franklin Mint, PepsiCo Inc. and Ford Motor Company.

Mr. Babich’s executive and senior management experience enables him to address a wide range of perspectives on management, operations and strategic planning. In addition, his long experience as a financial executive enables him to assist the Board in addressing a variety of financial and budgeting matters.

Gretchen R. Haggerty	-

Ms. Haggerty, 61, has been a director of Teleflex since 2016 and currently serves as a member of the Audit Committee. Ms. Haggerty retired in August 2013 after a 37-year career with United States Steel Corporation, an integrated global steel producer, and its predecessor, USX Corporation, which, in addition to its steel production, also conducted energy operations, principally through Marathon Oil Corporation. From March 2003 until her retirement, she served as Executive Vice President & Chief Financial Officer and also served as Chairman of the U. S. Steel & Carnegie Pension Fund and its Investment Committee. Earlier, she served in various financial executive positions at U. S. Steel and USX, beginning in November 1991 when she became Vice President & Treasurer. Ms. Haggerty is currently a director of USG Corporation.

Ms. Haggerty’s background in executive management of a large, complex global corporation enables her to share valuable perspectives with the Board on a wide range of financial and business matters. Her lengthy tenure as a financial executive renders her well-qualified to assist the Board with a variety of financial and budgeting matters, and in its oversight of our financial statements and internal controls.

Benson F. Smith	-	Mr. Smith, 69, has been a director of Teleflex since 2005 and our Chairman and Chief Executive Officer since January 2011. He also served as our President from January 2011 to April 2016. Earlier,

Mr. Smith was the managing partner of Sales Research Group, a research and consulting organization, and also served as the Chief Executive Officer of BFS & Associates LLC, which specialized in strategic planning and venture investing. Earlier, Mr. Smith held several executive and senior level positions at C.R. Bard, Inc. during his approximately 25 year tenure at that company. Most recently, Mr. Smith served as C.R. Bard’s President and Chief Operating Officer from 1994 to 1998. Mr. Smith currently serves on the boards of a variety of academic and health-related organizations, including the Advanced Medical Technology Association.

Mr. Smith has advised the Board that he will retire as our Chief Executive Officer on December 31, 2017. If re-elected as a director, he will serve as non-executive Chairman of the Board following his retirement. See “Compensation Discussion and Analysis – Executive Compensation Overview – Retirement of Benson F. Smith as Chief Executive Officer and Appointment of Liam J. Kelly as President and Chief Executive Officer.”

Mr. Smith’s extensive experience in the medical device industry and intimate knowledge of our business enables him to share meaningful perspectives regarding our operations, strategic planning and growth initiatives. In addition, his management and consulting experience enables Mr. Smith to provide a wide range of perspectives on management issues.

Nominee for election to the Board of Directors – Term Expiring in 2019

Richard A. Packer	-

Mr. Packer, 59, has been nominated to serve in the Board seat previously held by Ms. Barron. Since April 2016, Mr. Packer has served as a Primary Executive Officer of Asahi Kasei Corporation, a diversified manufacturing company, co-leader of Asahi Kasei’s healthcare business unit and non-executive Chairman of ZOLL Medical Corporation, a subsidiary of Asahi Kasei. (Prior to its acquisition by Asahi Kasei in April 2012, ZOLL was a public company.) Mr. Packer previously served in a number of capacities for ZOLL, including Chief Executive Officer from November 1999 to April 2016, Chairman from 1999 until November 2010 (as noted above, he again became Chairman in April 2016), Vice President of Operations from 1992 to 1996, and Chief Financial Officer and Head of North American Sales from 1995 to 1996. He has been a director of ZOLL since 1996. Prior to joining ZOLL, Mr. Packer held various positions with Whistler Corporation, a consumer electronics company, and PRTM/KPMG LLP, a consulting firm. Mr. Packer currently serves as a director of Bruker Corporation.

Mr. Packer’s executive and senior management experience in the medical device industry will enable him to provide valuable insights regarding a wide range of business, management, operations and strategic planning matters.

In the unlikely event that any nominee becomes unable or unwilling to stand for election, the proxies may be voted for one or more substitute nominees designated by the Board, or the Board may decide to reduce the number of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES.

The following individuals currently serve as directors in the two other classes. Their terms will end at the Annual Meetings in 2018 and 2019, respectively.

Terms Expiring in 2018

Candace H. Duncan	-

Ms. Duncan, 62, has been a director of Teleflex since 2015 and currently serves as a member of the Audit Committee. Ms. Duncan retired in November 2013 after a 35-year career with KPMG LLP, a public accounting firm. From 2009 until her retirement, she was the managing partner of KPMG’s Washington, D.C. office and served on KPMG’s board of directors. Earlier, Ms. Duncan served in various capacities at KPMG, including managing partner for audit for the Mid-Atlantic area and audit partner in charge of KPMG’s Virginia business unit. Ms. Duncan is currently a director of Discover Financial Services and FTD Companies, Inc.

Ms. Duncan’s extensive experience in public accounting enables her to provide helpful insights to the Board on financial matters. Her background renders her especially well-qualified to assist the Board in addressing a variety of financial and budgeting matters and in its oversight of the integrity of our financial statements and our internal controls.

Stephen K. Klasko, M.D.	-

Dr. Klasko, 63, has been a director of Teleflex since 2008 and currently serves as a member of the Governance Committee. Since June 2013, he has been the President and Chief Executive Officer of Thomas Jefferson University and Jefferson Health. From September 2004 to June 2013, Dr. Klasko served as Dean of the College of Medicine of the University of South Florida. From 2009 to June 2013, Dr. Klasko also served as the Chief Executive Officer of USF Health, which encompasses the University of South Florida’s colleges of medicine, nursing and public health. He was a Vice President of USF Health from 2004 to 2009. Dr. Klasko served as Dean of the College of Medicine of Drexel University from 2000 to 2004.

Dr. Klasko’s background in medicine and business enables him to provide valuable insights with regard to our strategic and growth initiatives. His background in medicine enables him to provide a unique and practical perspective regarding the application and marketing of our medical device products, as well as trends in global healthcare markets.

Stuart A. Randle	-	Mr. Randle, 57, has been a director of Teleflex since 2009 and currently serves as a member of the Governance Committee. Since December 2015, he has been the Chief Executive Officer of Ivenix, Inc., a venture-backed medical device company. Previously, Mr. Randle had been retired since September 2014 after serving for 10 years as President and Chief Executive Officer of GI Dynamics, Inc., a medical device company. From 2003 to 2004, he served as Interim Chief Executive Officer of Optobionics Corporation, a medical device company. From 2002 to 2003, Mr. Randle held the position of

Entrepreneur in Residence of Advanced Technology Ventures, a healthcare and information technology venture capital firm. From 1998 to 2001, he was President and Chief Executive Officer of Act Medical, Inc. Prior to 1998, Mr. Randle held various senior management positions with Allegiance Healthcare Corporation and Baxter International Inc. Mr. Randle currently serves as a director of Beacon Roofing Supply, Inc. and Flex Pharma, Inc.

Mr. Randle’s medical device company experience, coupled with past senior management positions at medical device companies, enables him to provide valuable insights regarding a variety of business, management and technical issues.

Terms Expiring in 2019

W. Kim Foster	-

Mr. Foster, 68, has been a director of Teleflex since 2013 and currently serves as chair of the Audit Committee. Mr. Foster retired in 2012 after a 34-year career with FMC Corporation, a chemical manufacturer. Most recently, he served as Executive Vice President and Chief Financial Officer of FMC from 2001 to 2012. From 1998 to 2000, he was Vice President and General Manager of FMC’s agricultural products group. From 1978 to 1997, Mr. Foster held various management and financial positions with FMC. Mr. Foster currently serves as a director of Hexcel Corporation.

Mr. Foster’s extensive executive and management experience, which includes significant international experience, enables him to provide a wide range of perspectives on financial and business initiatives. In addition, his long experience as a financial executive renders him especially well qualified to assist the Board in addressing a variety of financial and budgeting matters and in its oversight of the integrity of our financial statements and our internal controls.

Jeffrey A. Graves, Ph.D.	-	Dr. Graves, 55, has been a director of Teleflex since 2007 and currently serves as a member of the Compensation Committee. Since May 2012, he has been President and Chief Executive Officer of MTS Systems Corporation, a provider of mechanical test systems and position sensors for machine automation. From July 2005 to May 2012, he was the President and Chief Executive Officer of C&D Technologies, Inc., a producer of electrical power storage systems. From 2001 to 2005 he was employed by Kemet Corporation, where he served as Chief Executive Officer from 2003 to 2005, President and Chief Operating Officer from 2002 to 2003 and Vice President of Technology and Engineering from 2001 to 2002. From 1994 to 2001, Dr. Graves was employed by General Electric Company, holding a variety of management positions in its Power Systems Division and in research and development. Prior to joining General Electric, Dr. Graves was employed by Rockwell International and Howmet Corporation, now a part of Alcoa Corporation. Dr. Graves currently serves as a director of MTS Systems Corporation and Hexcel Corporation.

Dr. Graves’ extensive experience in executive and management roles with companies engaged in manufacturing and development enables him to share valuable perspectives with the Board on manufacturing, engineering, operations and finance matters. In addition, Dr. Graves’ significant experience with respect to matters related to international market development, particularly in China, enables him to provide valuable insights with respect to our global marketing efforts and strategic initiatives.

CORPORATE GOVERNANCE

Corporate Governance Principles and Other Corporate Governance Documents

Our Corporate Governance Principles, which include guidelines for the determination of director independence, the operation, structure and meetings of the Board, the committees of the Board and other matters relating to our corporate governance, are available on the Investors page of our website, www.teleflex.com. Also available on the Investors page are other corporate governance documents, including the Code of Ethics, the Code of Ethics for Chief Executive Officer and Senior Financial Officers and the charters of the Audit, Compensation and Governance Committees. You may request these documents in print form by contacting us at Teleflex Incorporated, 550 East Swedesford Road, Suite 400, Wayne, Pennsylvania 19087, Attention: Secretary. Any amendments to, or waivers of, the codes of ethics will be disclosed on our website promptly following the date of such amendment or waiver.

Board Independence

The Board has affirmatively determined that George Babich, Jr., Patricia C. Barron, William R. Cook, Candace H. Duncan, W. Kim Foster, Jeffrey A. Graves, Gretchen R. Haggerty, Stephen K. Klasko and Stuart A. Randle are independent within the meaning of the listing standards of the New York Stock Exchange (the “NYSE”). The Board also has determined that Richard A. Packer, a nominee who is not currently a director, is independent within the meaning of the NYSE listing standards. All of the independent directors and Mr. Packer meet the categorical standards set forth in the Corporate Governance Principles described below, which were adopted by the Board to assist it in making determinations of independence. The Board has further determined that the members of the Audit, Compensation and Governance Committees are independent within the meaning of the NYSE listing standards, and that the members of the Audit Committee and Compensation Committee meet the additional independence requirements of the NYSE applicable to audit committee and compensation committee members. In making its determination with respect to Dr. Klasko, the Board considered his position as President and Chief Executive Officer of Thomas Jefferson University, a health sciences university (“TJU”), and Jefferson Health, a regional integrated healthcare organization (“JH”), to which we have sold products for many years. After reviewing the transactions and our business relationship with TJU and JH, the Board determined that Dr. Klasko does not have a direct or indirect material interest in the transactions and that our business relationships with TJU and JH do not diminish Dr. Klasko’s ability to exercise independent judgment on issues affecting our business.

To assist the Board in making independence determinations, the Board has adopted the following categorical standards. The Board may determine that a director is not independent notwithstanding that none of the following categorical disqualifications apply. However, if any of the following categorical disqualifications apply to a director, he or she may not be considered independent:

•

A director who is an employee of our company, or whose immediate family member is an executive officer of our company, may not be considered independent until the expiration of three years after the end of such employment.

•

A director who has received, or who has an immediate family member (unless such immediate family member has ceased to be an immediate family member or has become incapacitated) that has been an executive officer of ours who, while an executive officer, has received more than $120,000 in direct compensation from us during any twelve-month period during the preceding three years, other than director and committee fees, pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) and compensation received by the director for former service as an interim Chairman or CEO may not be considered independent.

•

A director who is a current partner or is employed by, or whose immediate family member is a current partner of a firm that is our internal or external auditor, or is an immediate family member who is a current employee of such a firm and personally works on the Company’s audit, may not be considered independent.

•

A director who was, or whose immediate family member was, during the immediately preceding three years, a partner or employee of a firm that is our internal or external auditor and personally worked on our audit during that period may not be considered independent.

•

A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of our present executives serve on such other company’s compensation committee may not be considered independent until the expiration of three years after the end of such service or employment relationship or such person ceases to be an immediate family member or becomes incapacitated, as may be applicable.

•

A director who is an employee, or whose immediate family member is an executive officer, of a company that makes payments to us, or receives payments from us, for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues may not be considered independent until the expiration of the three years after such receipts or payments fall below such threshold or after such person ceases to be an immediate family member or becomes incapacitated, as may be applicable.

Lead Director

The Lead Director is an independent director of the Board whose duties and responsibilities include:

•	coordinating and developing the agenda for, and presiding over, executive sessions of the Board’s independent directors;

•

discussing with our directors any concerns our directors may have about our company and our performance, relaying those concerns, where appropriate, to the full Board, and consulting with our Chief Executive Officer regarding those concerns;

•	consulting with our senior executives as to any concerns they may have;

•	providing the Chairman of the Board with input as to the agendas for Board and Board committee meetings;

•	advising the Chairman of the Board as to the quality, quantity and timeliness of the flow of information from our management to the Board;

•	interviewing, along with the Governance Committee Chair, and making recommendations to the Governance Committee and the Board concerning Board candidates; and

•

providing input to the members of the Compensation Committee regarding the Chief Executive Officer’s performance, and, along with the Compensation Committee Chair, meeting with the Chief Executive Officer to discuss the Board’s evaluation.

The Lead Director is appointed annually by the independent directors of the Board. The independent directors of the Board have the authority to modify the Lead Director’s duties and responsibilities, remove the Lead Director and appoint a successor. Ms. Barron currently serves as our Lead Director. In February 2017, the Board appointed Mr. Babich to succeed Ms. Barron as Lead Director, effective following Ms. Barron’s retirement from the Board and subject to Mr. Babich’s re-election at the Annual Meeting.

Positions of Chairman and Chief Executive Officer

The positions of Chairman and Chief Executive Officer are combined at Teleflex. We believe that our Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with our business and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Moreover, our Chief Executive Officer is able to effectively communicate Board strategy to the other members of management and efficiently implement Board directives.

All of the other directors on our Board are independent, which facilitates the provision of independent oversight and input. Our Chief Executive Officer is not a member of our principal Board committees, and the independent directors regularly meet in executive session outside the presence of management and under the leadership of our Lead Director, as discussed in more detail below under “Executive Sessions of Non-Management Directors.” The activities of the Lead Director further enhance the Board’s ability to evaluate management performance and otherwise fulfill its oversight responsibilities. Our Chief Executive Officer consults with the Lead Director on the proposed agendas for Board and committee meetings in order to make sure that key issues and concerns of the Board are addressed.

As noted below under “Compensation Discussion and Analysis – Executive Compensation Overview – Retirement of Benson F. Smith as Chief Executive Officer and Appointment of Liam J. Kelly as President and Chief Executive Officer,” Mr. Smith will be retiring as our Chief Executive Officer effective December 31, 2017. However, he will continue to serve as non-executive Chairman of the Board thereafter if he is re-elected as a director at the Annual Meeting. Therefore, effective January 1, 2018, the positions of Chairman and Chief Executive Officer will be separated. We believe that Mr. Smith’s leadership skills, demonstrated by his service as our Chief Executive Officer during the past six years, coupled with his intimate knowledge of our operations and the medical device industry generally, make him well qualified to serve as our non-executive Chairman of the Board.

Executive Sessions of Non-Management Directors

Directors who are not executive officers or otherwise employed by us or any of our subsidiaries, who we refer to as the “non-management directors,” meet regularly in accordance with a schedule adopted at the beginning of each year and on such additional occasions as a non-management director may request. Such meetings are held in executive session, outside the presence of any directors who are executive officers. The Lead Director presides over such meetings.

Stockholders or other interested persons wishing to communicate with members of the Board should send such communications to Teleflex Incorporated, 550 East Swedesford Road, Suite 400, Wayne, Pennsylvania 19087, Attention: Secretary. These communications will be forwarded to specified individual directors, or, if applicable, to all the members of the Board as deemed appropriate. Stockholders or other interested persons may also communicate directly and confidentially with the Lead Director, the non-management directors as a group or the Chairman or other members of the Audit Committee through the Teleflex ethics line website at www.teleflexethicsline.com.

The Board and Board Committees

The Board held eight meetings in 2016. Each of the directors attended at least 75 percent of the total number of meetings of the Board and the Board committees of which the director was a member during 2016. The Board does not have a formal policy concerning attendance at our annual meeting of stockholders, but encourages all directors to attend. All of the Board members attended the 2016 annual meeting of stockholders.

The Board has established a Governance Committee, a Compensation Committee and an Audit Committee. The Board also has established a Non-Executive Equity Awards Committee, whose sole member is Mr. Smith. The Non-Executive Equity Awards Committee has authority to grant equity awards, under specified circumstances, to employees who are neither executive officers nor persons reporting to Mr. Smith. See “Compensation Discussion and Analysis – 2016 Compensation – Equity Incentive Compensation – Stock Option Awards” for additional information.

Governance Committee

The Governance Committee is responsible for identifying qualified individuals to be nominees for election to the Board. In addition, the Governance Committee reviews and makes recommendations to the Board as to the size and composition of the Board and Board committees, eligibility criteria for Board and Board committee membership and board compensation. The Governance Committee also is responsible for developing and recommending to the Board corporate governance principles and overseeing the evaluation of the Board and management.

The Governance Committee considers candidates for Board membership. Our Corporate Governance Principles provide that directors are expected to possess the highest character and integrity, and to have business, professional, academic, government or other experience which is relevant to our business and operations. In addition, directors must be able to devote substantial time to our affairs. The charter of the Governance Committee provides that in evaluating nominees, the Governance Committee should consider the attributes set forth above.

To assist in identifying candidates for nomination as directors, the Governance Committee sometimes employs a third party search firm and also receives recommendations of candidates from Board members. Ms. Haggerty was initially recommended by a third-party search firm. Mr. Packer was initially recommended by our Chief Executive Officer.

In addition, the Governance Committee will consider recommendations for director candidates from stockholders. Stockholders can recommend candidates for nomination by delivering or mailing written recommendations to Teleflex Incorporated, 550 East Swedesford Road, Suite 400, Wayne, Pennsylvania 19087, Attention: Secretary. In order to enable consideration of the candidate in connection with our 2018 Annual Meeting, a stockholder must submit the following information by February 4, 2018:

•	the name of the candidate and information about the candidate that would be required to be included in a proxy statement under SEC rules;

•	information about the relationship between the candidate and the recommending stockholder;

•	the consent of the candidate to serve as a director; and

•	proof of the number of shares of our common stock that the recommending stockholder owns and the length of time the shares have been owned.

In considering any candidate proposed by a stockholder, the Governance Committee will reach a conclusion based on the criteria described above. The Governance Committee may seek additional information regarding the candidate. After full consideration, the stockholder proponent will be notified of the decision of the Governance Committee. The Governance Committee will consider all potential candidates in the same manner regardless of the source of the recommendation.

The current members of the Governance Committee are Ms. Barron and Messrs. Klasko and Randle. Ms. Barron currently serves as chair of the Governance Committee. In February 2017, the Board appointed Mr. Randle to succeed Ms. Barron as chair of the Governance Committee, effective upon Ms. Barron’s retirement from the Board. The Governance Committee held six meetings in 2016.

Compensation Committee

The duties and responsibilities of the Compensation Committee include, among others, the following:

•	review and recommend to the Board for approval all compensation plans in which any director or executive officer may participate;

•

review and recommend to the independent directors for approval corporate goals and objectives relevant to the compensation of our Chief Executive Officer and, together with the Lead Director, evaluate annually our Chief Executive Officer’s performance in light of those goals and objectives;

•

review and recommend to the independent directors for approval our Chief Executive Officer’s compensation and any employment agreements, severance agreements, retention agreements, change in control agreements and other similar agreements for the benefit of our Chief Executive Officer;

•

review and approve compensation of our senior executives, which include our executive officers (other than our Chief Executive Officer) and such other executives of our company as the Compensation Committee may determine (other than our Chief Executive Officer), and any employment agreements, severance agreements, retention agreements, change in control agreements and other similar agreements for the benefit of any of our senior executives (other than our Chief Executive Officer);

•	establish goals for performance-based awards under incentive compensation plans (including stock compensation plans);

•

administer and grant, or recommend to the Board the grant of, stock options and other equity-based compensation awards under our stock compensation plans (the Board has delegated to its Non-Executive Equity Awards Committee, whose sole member is Mr. Smith, authority to grant equity awards under specified circumstances to employees other than executive officers and persons reporting to the Chief Executive Officer);

•	review and recommend to the other independent directors for approval all material executive benefits and perquisites for the Chief Executive Officer’s benefit;

•	review and approve all material executive benefits and perquisites for the benefit of any of our senior executives (other than the Chief Executive Officer); and

•	review succession and management development plans and policies for our Chief Executive Officer and our other senior executives.

The Compensation Committee has the authority to select, retain and terminate compensation consultants, legal counsel and other advisers to assist it in connection with the performance of its responsibilities. During 2016, the Compensation Committee considered the recommendations of and data provided by its compensation consultant, Frederick W. Cook & Co., Inc. See “Compensation Discussion and Analysis” for additional information.

The current members of the Compensation Committee are Messrs. Cook, Babich and Graves. Mr. Cook currently serves as chair of the Compensation Committee. In February 2017, the Board appointed Mr. Babich to serve as chair of the Compensation Committee following Mr. Cook’s retirement from the Board, subject to Mr. Babich’s re-election at the Annual Meeting. The Compensation Committee held six meetings in 2016.

Audit Committee

The Audit Committee has responsibility to assist the Board in its oversight of the following matters, among others:

•	the integrity of our financial statements;

•	our internal control compliance;

•	our compliance with legal and regulatory requirements;

•	our independent registered public accounting firm’s qualifications, performance and independence;

•	the performance of our internal audit function;

•	our risk management process; and

•	the funding of our defined benefit pension plan and the investment performance of plan assets.

The Audit Committee has sole authority to appoint, retain, compensate, evaluate and terminate our independent registered public accounting firm, and reviews and approves in advance all audit and lawfully permitted non-audit services performed by the independent registered public accounting firm. In addition, the Audit Committee periodically meets separately with management, our independent auditors and our own internal auditors. The Audit Committee also periodically discusses with management our policies with respect to risk assessment and risk management.

Stockholders and other persons may contact our Audit Committee to report complaints about our accounting, internal accounting controls or auditing matters by writing to the following address: Teleflex Incorporated, 550 East Swedesford Road, Suite 400, Wayne, Pennsylvania 19087, Attention: Audit Committee. Stockholders and such other persons, including employees, can report their concerns to the Audit Committee anonymously or confidentially.

The current members of the Audit Committee are Mses. Duncan and Haggerty and Mr. Foster. Mr. Foster currently serves as chair of the Audit Committee. The Audit Committee held seven meetings in 2016. The Board has determined that each of the Audit Committee members is an “audit committee financial expert” as that term is defined in SEC regulations.

Risk Oversight and Management

The Board, acting principally through the Audit Committee, is actively involved in the oversight and management of risks that could affect us. It fulfills this function largely through its oversight of our annual company-wide risk assessment process, which is designed to identify our key strategic, operational, compliance and financial risks, as well as steps to mitigate and manage each risk. The risk assessment process is conducted by our Business Ethics and Compliance Committee, or “BECC,” which is comprised of several members of Teleflex senior management. The BECC directs our compliance officer to survey and conduct interviews of several of our key business leaders, functional heads and other managers to identify and discuss the key risks pertaining to Teleflex, including the potential magnitude and likelihood of each risk. As part of this process, the senior executive responsible for managing the risk, the potential impact of the risk and management’s initiatives to manage the risk are identified and discussed. After receiving a report of the risk assessment results from the compliance officer, the BECC reviews and discusses the results with the Audit Committee. Thereafter, the Audit Committee provides the full Board with an overview of the risk assessment process, the key risks identified and measures being taken to address those risks. Due to the dynamic nature of risk, the overall status of our enterprise risks are updated periodically during the course of each year and reviewed with the Audit Committee. We believe this process facilitates the Board’s ability to fulfill its oversight responsibilities with respect to risks that we encounter.

The Compensation Committee oversees the review and assessment of our compensation policies and practices. We use a number of approaches to mitigate excessive risk taking in designing our compensation programs, including significant weighting towards long-term incentive compensation, emphasis on qualitative goals in addition to quantitative metrics in our incentive programs and maintenance of equity ownership guidelines. We believe the risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our company.

Director Compensation – 2016

Each director who is not a Teleflex employee receives compensation for his or her service as a director, which consists of an annual cash retainer, payable in equal monthly installments, an annual stock option grant, a restricted stock unit award and meeting attendance fees. The chairpersons of our Audit, Compensation and Governance committees receive an additional annual cash retainer, and our Lead Director receives an additional annual restricted stock unit award. In addition, upon their first election or appointment to the Board, non-management directors receive a grant of an option to purchase shares of our common stock.

For 2016, the amounts payable under our non-management director compensation program were as follows:

• Annual Cash Retainer – All Non-Management Directors	$45,000

• Additional Annual Cash Retainer – Committee Chairs:
¡ Audit Committee Chair	$20,000
¡ Compensation Committee Chair	$15,000
¡ Governance Committee Chair	$12,000

• Annual Equity Grants – All Non-Management Directors:
¡ Restricted Stock Units	$87,000
¡ Stock Options	$58,000

• Additional Annual Equity Grant – Lead Director:
¡ Restricted Stock Units	$22,000

• Stock Option Grant Upon Initial Election	$116,000

• Meeting Fees (per meeting):
¡ Board of Directors (participation in person)	$2,000
¡ Board of Directors (participation by phone)	$1,000
¡ Committees (participation in person or by phone)	$1,000

As noted above under “Positions of Chairman and Chief Executive Officer,” Mr. Smith is retiring as our Chief Executive Officer, effective December 31, 2017, and will serve as our non-executive Chairman of the Board thereafter if he is re-elected as a director at the Annual Meeting. Beginning in 2018, Mr. Smith will receive an additional annual cash retainer of $100,000 for his service as non-executive Chairman of the Board.

During 2016, we eliminated life insurance and accidental death or dismemberment benefits for the non-management directors. We do not provide pension benefits for our non-management directors.

The table below summarizes the compensation paid to non-management directors during the fiscal year ended December 31, 2016.

Name	Fees Earned Or Paid in Cash (1)	Stock Awards (2)	Option Awards (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
George Babich, Jr.	$62,944	$88,737	$59,198	–	–	$210,879
Patricia C. Barron	$73,122	$111,314	$59,198	–	–	$243,634
William R. Cook	$75,917	$88,737	$59,198	–	–	$223,852
Candace H. Duncan	$62,944	$88,737	$59,198	–	–	$210,879
W. Kim Foster	$79,889	$88,737	$59,198	–	–	$227,824
Jeffrey A. Graves	$61,944	$88,737	$59,198	–	–	$209,879
Gretchen R. Haggerty(4)	$18,250	$57,172	$114,169	–	–	$189,591
Stephen K. Klasko	$62,944	$88,737	$59,198	–	–	$210,879
Stuart A. Randle	$68,944	$88,737	$59,198	–	–	$216,879

(1)	Ms. Duncan deferred $42,944 of her 2016 cash fees into a deferral account under our Deferred Compensation Plan. See “Non-Qualified Deferred Compensation – 2016” for additional information.

(2)	The amounts shown in this column represent the aggregate grant date fair value of the restricted stock units we granted to each non-employee director in 2016, determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation – Stock Compensation” (“ASC Topic 718”). A discussion of the assumptions used in calculating grant date fair values may be found in Notes 1 and 12 to our 2016 consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the SEC. In May 2016, we granted to each non-management director, other than Ms. Haggerty (who was not yet a member of the Board), 566 restricted stock units, and we granted to Ms. Barron an additional 144 restricted stock units in respect of her service as Lead Director. The restricted stock units each had a grant date fair value per share of $156.78 and vested six months after the date of grant. In connection with her election to the Board in September 2016, Ms. Haggerty received 320 restricted stock units, which vested six months after the date of grant (the amount of the restricted stock units was prorated to reflect the portion of the annual period between restricted stock unit grants that elapsed prior to Ms. Haggerty’s election to the Board). The restricted stock units granted to Ms. Haggerty had a grant date fair value per share of $178.66. Upon vesting, the restricted stock units are settled by the delivery to a director of shares of our common stock on the basis of one share of common stock for each restricted stock unit held by the director. Ms. Duncan deferred 100% of the restricted stock units granted to her in 2016 into a deferral account under our Deferred Compensation Plan. See “Non-Qualified Deferred Compensation – 2016” for additional information.

(3)	The amounts shown in this column represent the aggregate grant date fair value of the stock option awards we granted to each non-employee director in 2016, determined in accordance with ASC Topic 718. A discussion of the assumptions used in calculating grant date fair values may be found in Notes 1 and 12 to our 2016 consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the SEC. We granted each non-management director, other than Ms. Haggerty (who was not yet a member of the Board), stock options to purchase 2,002 shares in May 2016, which had a grant date fair value per share of $29.57. These options are fully vested at the time of grant. In connection with Ms. Haggerty’s election to the Board in September 2016, we granted to Ms. Haggerty stock options to purchase 3,390 shares, which had a grant date fair value per share of $33.68. The options granted to Ms. Haggerty vested six months after the date of grant. As of December 31, 2016, the number of shares underlying options held by the current directors listed in the table were: Mr. Babich: 24,275; Ms. Barron: 24,275; Mr. Cook: 10,711; Ms. Duncan: 6,835; Mr. Foster: 13,460; Mr. Graves: 22,275; Ms. Haggerty: 3,390; Mr. Klasko: 25,275; and Mr. Randle: 23,275.

(4)	Ms. Haggerty initially was elected as a director on September 13, 2016.

Director Stock Ownership Guidelines

We have stock ownership guidelines for our non-management directors to further align the interests of our directors with those of our stockholders. The ownership guidelines require our non-management directors to own shares of our common stock with an aggregate value equal to five times the annual cash retainer paid to our directors (exclusive of additional amounts provided to the committee chairs), which, based on the current $45,000 annual cash retainer, is equal to $225,000. Directors may not sell shares of stock underlying equity awards granted to them in respect of their service on our Board until such time as they have met the required ownership level; provided, however, that, prior to meeting the required ownership level, directors may sell shares to cover the exercise price of stock options and taxes.

As set forth in the table below, at December 31, 2016, each of our non-management directors, other than Ms. Haggerty, who was elected to the Board in September 2016, satisfied the ownership guidelines.

Name	Stock Ownership Value at 12/31/2016(1)
George Babich, Jr.	$2,057,406
Patricia C. Barron	$3,312,420
William R. Cook	$3,527,027
Candace H. Duncan	$ 290,939
W. Kim Foster	$ 830,250
Jeffrey A. Graves	$2,168,522
Gretchen R. Haggerty	–
Stephen K. Klasko	$2,230,994
Stuart A. Randle	$1,692,009

(1)    Stock ownership value is calculated based on the number of shares owned by the director or members of his or her immediate family residing in the same household and the number of restricted stock units held by the director, multiplied by $161.15, which was the closing stock price of a share of our common stock on December 30, 2016, as reported by the New York Stock Exchange. In addition, stock ownership value includes one-half of the aggregate amount by which shares underlying vested, “in-the-money” stock options held by the director, multiplied by the closing stock price of a share of our common stock December 30, 2016, exceeds the aggregate exercise price of those options.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in its oversight of the integrity of Teleflex’s financial statements, Teleflex’s internal control over financial reporting, the performance and independence of Teleflex’s independent registered public accounting firm, the performance of the internal audit function and compliance with legal and regulatory requirements. Management has primary responsibility for preparing Teleflex’s consolidated financial statements and for its financial reporting process. Management also has the responsibility to assess the effectiveness of Teleflex’s internal control over financial reporting. PricewaterhouseCoopers LLP, Teleflex’s independent registered public accounting firm, is responsible for expressing an opinion on (i) whether Teleflex’s financial statements present fairly, in all material respects, its financial position and results of operations in accordance with generally accepted accounting principles and (ii) the effectiveness of Teleflex’s internal control over financial reporting.

In this context, the Audit Committee has:

•	reviewed and discussed with management and PricewaterhouseCoopers LLP Teleflex’s audited consolidated financial statements for the fiscal year ended December 31, 2016;

•

discussed with PricewaterhouseCoopers LLP the matters required to be discussed pursuant to Public Company Accounting Oversight Board Auditing Standard No. 1301, “Communications with Audit Committees;” and

•

received the written disclosures and the letter from PricewaterhouseCoopers LLP regarding PricewaterhouseCoopers LLP’s independence, as required by the applicable requirements of the Public Company Accounting Oversight Board, and has discussed with PricewaterhouseCoopers LLP that firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, the inclusion of the audited consolidated financial statements in Teleflex’s Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

W. KIM FOSTER, CHAIRMAN

CANDACE H. DUNCAN		GRETCHEN R. HAGGERTY

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

In this Compensation Discussion and Analysis, we address the compensation paid or awarded to the following executive officers of our company, who are listed in the Summary Compensation Table that follows this discussion and who we refer to as our “named executive officers”:

Name	Title
Benson F. Smith	Chairman, President and Chief Executive Officer

Liam J. Kelly	President and Chief Operating Officer

Thomas E. Powell	Executive Vice President and Chief Financial Officer

James J. Leyden	Vice President, General Counsel and Secretary

Cameron P. Hicks	Vice President, Global Human Resources

EXECUTIVE COMPENSATION OVERVIEW

Compensation Objectives

Our executive compensation program is designed to promote the achievement of specific annual and long-term goals by our executive management team and to align our executives’ interests with those of our stockholders. In this regard, the components of the compensation program for our executives, including the named executive officers, are intended to meet the following objectives:

•	Provide compensation that enables us to attract and retain highly-skilled executives. We refer to this objective as “competitive compensation.”

•	Create a compensation structure that in large part is based on the achievement of performance goals. We refer to this objective as “performance incentives.”

•	Provide long-term incentives to align executive and stockholder interests. We refer to this objective as “stakeholder incentives.”

•	Provide an incentive for long-term continued employment with us. We refer to this objective as “retention incentives.”

We fashioned the components of our 2016 executive compensation program to meet these objectives as follows:

Type of Compensation	Objectives Addressed
Salary	Competitive Compensation

Annual Bonus	Performance Incentives
Competitive Compensation

Equity Incentive Compensation	Stakeholder Incentives
Performance Incentives
Competitive Compensation
Retention Incentives

Role of Compensation Committee, Chief Executive Officer and Compensation Consultant

The Compensation Committee of our Board of Directors is responsible for the oversight of our executive compensation program. In 2016, the Compensation Committee generally made all decisions concerning compensation awarded to the named executive officers other than Mr. Smith. Determinations concerning Mr. Smith’s compensation were made by the independent members of our

Board of Directors. In making these compensation decisions, both the Compensation Committee and the independent members of the Board of Directors were assisted by the Compensation Committee’s independent compensation consultant, Frederic W. Cook & Co., Inc., which we refer to below as “FW Cook.” FW Cook was engaged directly by the Compensation Committee. The Compensation Committee has assessed the independence of FW Cook pursuant to SEC rules and concluded that the work of FW Cook has not raised any conflict of interest in connection with its service as an independent consultant to the Compensation Committee.

Mr. Smith, with the assistance of our human resources department and FW Cook, provides statistical data to the Compensation Committee to assist it in determining appropriate compensation levels for our executives. He also provided the Compensation Committee with recommendations as to components of the compensation of our executives. Mr. Smith did not make recommendations as to his own compensation. While the Compensation Committee utilizes this information, and considered Mr. Smith’s observations with regard to other executive officers, the ultimate determinations regarding executive compensation are made by the Compensation Committee. In the case of Mr. Smith, the Compensation Committee provides recommendations regarding his compensation, subject to approval by the independent directors.

Determination of Compensation

In making its compensation determinations for 2016, the Compensation Committee took into account executive compensation review reports prepared by FW Cook that the Compensation Committee previously used in 2015 to assess compensation for executives serving in capacities similar to the named executive officers. The reports provided an analysis of the compensation of these executives in comparison to peer group and national survey data. The peer group compensatory data and survey data in the reports reflected an adjustment to January 1, 2016, using a 3% per annum rate of increase with respect to the compensation data included in the compensation review reports, and the survey data also was adjusted to reflect each executive’s revenue responsibility, where possible.

The Compensation Committee selected the same peer group for 2016 as it used in 2015. In 2016, CareFusion Corporation and Sirona Dental Systems, Inc., both of which were included in the peer group in 2015, were acquired by Becton, Dickinson and Company, and DENTSPLY International Inc. (which changed its name to DENTSPLY SIRONA Inc.), respectively. However, as noted above, we used peer group data in a report prepared by FW Cook in connection with our assessment of executive compensation in 2015, and adjusted the data using a 3% per annum rate of increase. Therefore, we did not remove the acquired entities from the peer group, which included the following companies:

• Alere Inc.	• Hologic, Inc.
• CareFusion Corporation	• IDEXX Laboratories, Inc.
• CONMED Corporation	• Integra LifeSciences Holdings Corporation
• The Cooper Companies, Inc.	• ResMed Inc.
• C.R. Bard, Inc.	• Sirona Dental Systems, Inc.
• DENTSPLY International Inc.	• STERIS plc
• Edwards Lifesciences Corporation	• Varian Medical Systems, Inc.
• Haemonetics Corporation	• West Pharmaceutical Services, Inc.
• Hill-Rom Holdings, Inc.

We refer to this peer group as our “Executive Compensation Peer Group.”

To provide an additional competitive reference source, the Compensation Committee also considered data that it used in 2015 with respect to executives serving in comparable capacities, derived from the Hewitt Executive general industry survey (using all manufacturing companies), and the Radford Global Life Sciences Survey, a survey focused on life sciences companies. The Compensation Committee provided equal weight to the two surveys, recognizing that the Radford Global Life Sciences survey included a number of companies other than medical device companies

(e.g., pharmaceutical companies). In reviewing compensation levels against the survey data, the Compensation Committee considers only the aggregated data provided by the surveys. The identity of the individual companies comprising the survey data is not reviewed or considered by the Compensation Committee in its evaluation process. Therefore, the Compensation Committee does not consider the identity of the companies comprising the survey data to be material for this purpose.

The peer group data and the survey data described above were the Compensation Committee’s primary sources of comparative data that it used in making compensation determinations.

We generally seek to position total compensation of our executives between the median and the 75th percentile of companies referenced in the comparative data reviewed by the Compensation Committee. However, this range is intended to serve only as a guideline in setting and adjusting our compensation programs, and actual amounts of compensation that we pay to our executives can be more or less than the competitive range in any given year.

2016 Promotion of Liam J. Kelly

Effective May 1, 2016, we promoted Mr. Kelly to the position of President and Chief Operating Officer. Mr. Kelly previously was our Executive Vice President and Chief Operating Officer. In connection with this promotion, we increased Mr. Kelly’s salary from $563,800 to $595,000, and increased his target award as a percentage of salary under our annual incentive program from 75 percent to 80 percent. Mr. Kelly also received promotional equity grants under the Company’s 2014 Stock Incentive Plan consisting of a stock option to purchase 3,366 shares of our common stock and a restricted stock unit award covering 349 shares of restricted stock. See “2016 Compensation – Equity Incentive Compensation” below for additional information. In making its compensation determinations with respect to Mr. Kelly’s promotion, the Compensation Committee referenced the peer group data and survey data described above under “Executive Compensation Overview – Determination of Compensation.”

Retirement of Benson F. Smith as Chief Executive Officer and Appointment of Liam J. Kelly as President and Chief Executive Officer

On February 21, 2017, Mr. Smith informed the Board that he will retire as Chief Executive Officer, effective December 31, 2017. Mr. Smith will continue to serve as non-executive Chairman of the Board following his retirement as Chief Executive Officer if he is re-elected as a director at the Annual Meeting. In addition, on February 21, 2017, the Board named Mr. Kelly as Mr. Smith’s successor, promoting Mr. Kelly to the position of President and Chief Executive Officer, effective January 1, 2018.

In connection with Mr. Kelly’s promotion, he will receive the following compensation, effective as of January 1, 2018:

•	Base salary of $850,000;

•	Annual incentive plan target award equal to 115% of base salary;

•	Long term incentive award opportunity of $3,100,000;

•

Personal benefits, including personal use of the corporate aircraft for up to a maximum of 50 hours per year, subject to a maximum incremental cost to us of $190,000 (Mr. Kelly will be fully responsible for personal income tax liability associated with personal use of the corporate aircraft), a company automobile and term life insurance coverage equal to three times his base salary (not to exceed $3 million);

•	A revised severance arrangement, under which he will be eligible to receive, among other things, continued payment of base salary for 24 months if we terminate his employment for any reason other than death, disability or cause, or if he terminates his employment for “good reason” (collectively, the “Payment Criteria Events”), except in circumstances covered by his change in control arrangement;

•

A revised change in control arrangement under which, if any of the Payment Criteria Events occur within two years following a change in control, he will be eligible to receive, among other things, payment of his base salary for 36 months, and three times the amount of his target bonus under any cash bonus plan payable in the year following termination; and

•	Continued participation in the Company’s 401(k) and deferred compensation plans.

In making its compensation determinations with respect to Mr. Kelly’s promotion, the Compensation Committee referenced the peer group data and survey data described above under “Executive Compensation Overview – Determination of Compensation.”

In connection with Mr. Smith’s retirement, the Board approved our entry into a consulting agreement with Mr. Smith, under which he will provide support to Mr. Kelly with respect to specified transition matters. The consulting agreement will have a term of one year, from January 1, 2018 through December 31, 2018. Under the Consulting Agreement, Mr. Smith will receive a fee of $406,250, payable in twelve equal monthly installments. The amount of the fee is based upon the estimated 130 hours of time that Mr. Smith is expected to devote to his consulting efforts, at the rate of $3,125 per hour; any additional consulting work by Mr. Smith, for which he will be paid at the same hourly rate, will be subject to the approval of the Chief Executive Officer.

With respect to Mr. Smith’s service as Chief Executive Officer in 2017, our independent directors approved an increase in his long-term incentive opportunity from $2,920,000 to $3,700,750 to more closely approximate the median of competitive market compensation for executives with responsibilities comparable to Mr. Smith’s. As a result of this increase, on February 28, 2017, we granted to Mr. Smith 7,785 restricted stock units, which will vest on the third anniversary of the date of grant, and stock options to purchase 67,453 shares of our common stock at an exercise price of $191.18 per share. The stock options will vest in three equal increments on each of the first three anniversaries of the date of grant. Vesting of the restricted stock units and stock options is contingent upon Mr. Smith’s continued service as a member of the Board on the applicable vesting date.

2016 COMPENSATION

Salaries

Base salary ranges for our executives are determined based on each executive’s position and responsibility and are typically considered annually as part of our performance review process. In addition, salary reviews may occur at other times due to events such as a promotion or other change in job responsibility.

The Compensation Committee recommended a 2.5 percent increase in Mr. Smith’s salary and increased salaries for the other named executive officers by 2.5 to 5.0 percent. In connection with his promotion, described above under “Executive Compensation Overview – 2016 Promotion of Liam J. Kelly,” the Compensation Committee provided to Mr. Kelly a further salary increase of approximately 5.5 percent.

Annual Executive Incentive Compensation

General

We structured our 2016 annual incentive program to provide a maximum payout based on “Operating Profit.” We used this structure in order to enhance our ability to deduct all amounts awarded under the plan by providing awards that would be deemed to constitute “performance based compensation” for purposes of Section 162(m) of the Internal Revenue Code. Section 162(m) limits to $1 million the deductibility of taxable compensation received by our Chief Executive Officer and other specified executive officers, unless the compensation qualifies as “performance based compensation.”

Specifically, under the annual incentive program for 2016, we set maximum awards equal to three percent of our 2016 Operating Profit for Mr. Smith and equal to 1.5 percent of our 2016 Operating Profit for other executive officers subject to Section 162(m). “Operating Profit” means our net revenues, reduced by (a) cost of goods sold, (b) research and development expenses, (c) selling, general and administrative expenses and (d) non-controlling interest. Gains or losses on sales of businesses and assets, restructuring and impairment charges, interest income and expenses, and taxes on income are excluded from the measure. In addition, the measure is adjusted to eliminate the impact of businesses acquired during the fiscal year. Further adjustments are made to eliminate the impact of any changes in accounting rules or in their application, and any changes in applicable laws, to the extent not contemplated as part of our annual operating plan. No such adjustments were made in 2016.

However, the actual annual incentive opportunities provided to our named executive officers were not designed to provide the maximum payout described above. Instead, we generally exercise negative discretion to reduce the awards to amounts that could not exceed a maximum of two times a specified percentage of an executive’s salary. The actual amount awarded is principally based upon achievement with respect to financial performance measures, with a considerably smaller component based on individual performance. Therefore, our annual incentive program subjects a meaningful amount of an executive’s total cash compensation to the achievement of our financial performance objectives.

For our named executive officers, 90 percent of the target award opportunity is based on financial performance measures, while the remaining ten percent of the target award opportunity is based on individual performance. In 2016, we increased the weighting of each of two of the corporate financial performance measures as a percentage of an executive’s target award opportunity by five percent, and reduced the percentage of the target award opportunity represented by the individual performance measure from 20 percent to ten percent. We made this change to place greater emphasis on the achievement of our company’s financial goals. In addition, we continue to believe that emphasizing financial performance encourages a unified commitment by our executives to performance that we believe directly affects stockholder value.

The amount of the annual incentive award to be paid to an executive in respect of the financial performance objectives described above may be further adjusted, within the maximum award limit, upon consideration of additional factors. No such adjustments were made in 2016.

2016 Award Components

The Compensation Committee determined to use the same corporate financial performance measures in 2016 as it used in 2015 in exercising its negative discretion although, as described above, the weighting assigned to the corporate financial performance measures was changed.

In addition to the adjustments pertaining to specific financial performance measures described below, the following adjustments, which are referred to below as the “general adjustments,” were made with respect to each of the financial performance measures. The general adjustments include adjustments to address events with respect to business acquisitions and divestitures not contemplated in our annual operating plan. Specifically, the general adjustments relating to acquisitions and divestitures were as follows (adjustments were not made for acquisitions of distributors of our products made as part of our ongoing program to convert sales of our products through third party distributors to direct sales or, where the acquired distributor was a master distributor that sold our products through sub-distributors, to direct distribution through the sub-distributors or new distributors (our “distributor to direct” strategy)):

•

To address the effect on each of the financial performance measures resulting from acquisitions during 2016 that were not anticipated in our annual operating plan, the target amount for each financial performance measure was adjusted to reflect forecasted performance of the acquired assets or entity.

•

To address acquisition-related costs and expenses to the extent that such costs and expenses were not contemplated by our annual operating plan, the target amount for each financial performance measure was adjusted to eliminate the effect of such costs and expenses.

These adjustments were made to reduce the possibility that participants unduly benefit or suffer as a result of meaningful increases or decreases in actual results due to acquisition activities not contemplated by our annual operating plan. However, we did not make adjustments with regard to acquisitions that were part of our “distributor to direct” strategy because the principal focus of those acquisitions was to convert certain of our distributor sales channels to direct sales rather than to expand our operations through the acquisition of new businesses or products. While the adjustment process could be applied to divestitures, we had no divestitures in 2016.

The performance measures under our 2016 annual incentive program for our named executive officers are set forth below. As noted above, in 2016 we increased, by five percent, the weighting as a percentage of the target award of each of the “corporate revenue” and “EPS” performance measures and decreased, by ten percent, the weighting of the individual performance measure.

•

Forty percent of the target award was based on the amount of our “corporate revenue,” which is defined as our consolidated revenues, adjusted to reflect the general adjustments described above, and further adjusted to eliminate the effect of foreign currency exchange rate fluctuations.

We use corporate revenue as a performance measure because we believe that our success going forward will, to a meaningful extent, be dependent on our ability to generate sales growth. We eliminated the effect of foreign currency exchange rate fluctuations from this measure because we wanted to focus on the growth of our ongoing business exclusive of giving effect to such fluctuations, which are outside the control of management.

•

Thirty-five percent of the target award was based on the amount of our “EPS,” which is defined as our consolidated earnings per share, adjusted to reflect the general adjustments described above, and further adjusted to eliminate: restructuring and other special charges; intangible amortization expense; amortization of debt discount on our 3.875% Convertible Notes due 2017 (“convertible notes”); increases or decreases in the accounting dilution associated with our convertible notes and the related call options and warrants that we used to hedge against a portion of our common stock dilution resulting from conversions of the convertible notes; the impact of our repurchases, if any, of our common stock; gains or losses with respect to our investments in non-core, non-controlled affiliates that we made prior to 2012; any debt refinancing or other transactions affecting the capital structure of our company, to the extent not otherwise contemplated by our annual business plan; the impact of increases or decreases in the liabilities associated with our contingent consideration payment obligations related to completed acquisitions; the impact of GAAP-mandated decreases in sales and related cost of goods sold as a result of our repurchase of inventory from a distributor in connection with our “distributor to direct” strategy, as well as decreases in cost of goods sold as such repurchased inventory subsequently is sold; the impact of any changes to reserves related to uncertain tax positions (calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Section 740-10-25,

“Income Taxes – Overall – Recognition”) with respect to prior years, net of any costs of settlement or otherwise concluding such matters, but not including normal return to accrual adjustments booked in the ordinary course; tax benefits or detriments resulting from the retroactive application to any prior year of any newly enacted tax legislation; and the impact of any statutory rate changes on deferred taxes. Special charges include restructuring related charges incurred in connection with restructuring plans adopted during the year that have been approved by our Board, and other one time, extraordinary charges.

We use EPS as a performance measure because we believe that it provides a good indication of management’s overall performance with respect to our enterprise. We also believe that EPS is a key metric affecting share price and, therefore, stockholder value. We made the further adjustments to EPS described in the preceding paragraph because we do not believe these items reflect the performance of our executives.

•

Fifteen percent of the target award was based on “cash flow,” which is defined as cash flow from operations, adjusted to reflect the general adjustments described above, and further adjusted to eliminate: cash expended in connection with any debt refinancing or other transactions affecting our capital structure, to the extent not otherwise contemplated by our annual operating plan; payments made in connection with repurchases, if any, of our common stock; tax payments on the gain on the sale of divested assets; payments made in connection with the settlement of tax audits; payments made to fund our defined benefit pension plans; and reductions in tax payments related to retroactive application to any prior year of any newly enacted tax legislation.

We use cash flow as a performance measure because we believe it is an important indicator of our ability to service indebtedness, make capital expenditures and provide flexibility with regard to the pursuit of other operating initiatives. We made the further adjustments to cash flow described in the preceding paragraph because the adjusted payments, if not excluded, would impair the utility of the performance measure as a reflection of management’s overall performance.

•

Ten percent of the target award was based upon satisfaction of individual performance objectives that are established at the beginning of the fiscal year. For 2016, the individual performance objectives established for Mr. Smith included the achievement of specified increases in gross and operating margins, and in organic revenue growth on a constant currency basis (in each case, principally through actions specified by the Board); and the provision to the Board of executive succession and development plans for executive management positions. The individual performance objectives established for each of our other named executive officers included objectives related to their specific functions, including matters relating to the development and implementation of our overall strategy and efforts related to development and execution of our organization strategy and structure.

We include individual performance as a performance measure in order to focus our executives on their individual performance and our corporate performance outside of the context of specified financial performance measures. We evaluate the satisfaction of these objectives through our annual performance review process.

With respect to each of the financial measures generally, an executive’s incentive payout could range from a minimum of 25 percent for threshold performance to a maximum of 200 percent of the target payout, depending on the degree of variation from the target amount of the performance measure; there is no payout for performance below the threshold level. With respect to the 2016 payout ranges for EPS, upon taking into consideration our historical performance and expected market dynamics and growth rates, the Compensation Committee established targets to incentivize achievement of business objectives and stretch goals. In this regard, the Compensation Committee referenced a group of companies consisting of industry peers, which we refer to as the “Performance Peer Group,” in determining the payout ranges under the annual incentive plan. The Performance Peer

Group differs from the peer group described above (the “Executive Compensation Peer Group”) in that it consists of companies whose businesses, irrespective of size differences, are more like ours than some of the companies in the Executive Compensation Peer Group. Some companies are in both peer groups. While we believe the Executive Compensation Peer Group is better suited as a reference for total compensation due to the similar size of the constituent companies to ours, we believe the Industry Peer Group provides a better frame of reference for establishing our relative performance with respect to the markets in which we operate.

The Industry Peer Group consisted of the following companies:

• Becton, Dickinson and Company	• Medtronic, Inc.
• Boston Scientific Corporation	• St. Jude Medical, Inc.
• C.R. Bard, Inc.	• Stryker Corporation
• Hill-Rom Holdings, Inc.	• Zimmer Biomet Holdings, Inc.

Based on the foregoing considerations, the target established for each performance measure and the percentage of target performance that would entitle a participant to a minimum or maximum payout with respect to each measure were as follows (percentages are approximate):

Percentage of Target Performance Required For
Performance Measure	Target Performance*	Minimum Payout (25% of Target)*	Maximum Payout (200% of Target)*
Corporate Revenue	$1,872.7 million	95% ($1,779.1 million)	105% ($1,966.3 million)

EPS	$7.37	90% ($6.63)	110% ($8.11)

Cash Flow	$364.2 million	80% ($291.33 million)	120% ($436.99 million)

*	Target Performance and Minimum and Maximum Payout performance levels reflect the adjustments described above, to the extent applicable.

2016 Executive Incentive Compensation Targets and Awards

The target award payable to a named executive officer for 2016 if the target financial performance-based objectives were achieved and 100 percent of the individual performance award opportunity was paid is equal to a specified percentage of the executive’s salary, as shown on the following table:

Name	Target Award Opportunity as a percentage of Salary		Target Award Opportunity
Benson F. Smith	150%		$1,375,211
Liam J. Kelly	78.33	%(1)	$455,141
Thomas E. Powell	75%		$378,463
James J. Leyden	40%		$120,547
Cameron P. Hicks	40%		$118,860

(1)	See text below for an explanation of Mr. Kelly’s target award opportunity as a percentage of salary.

The target award opportunity as a percentage of salary for Messrs. Smith, Leyden and Hicks were unchanged from 2015. Mr. Kelly’s target award opportunity as a percentage of salary, and the salary amounts used, were applied on a pro rata basis, based on his salary and target award percentage before and after his promotion to the position of President and Chief Operating Officer. See “Executive Compensation Overview -Determination of Compensation – 2016 Promotion of Liam J. Kelly.” Mr. Powell’s target award as a percentage of salary was increased from 70 percent to

75 percent to enable Mr. Powell’s total target cash compensation to be within the competitive range of the median to 75th percentile of companies referenced in the comparative data that the Compensation Committee reviewed.

The following table provides information for each named executive officer regarding the applicable performance measures, target awards for each performance measure and actual payments with respect to each performance measure based on actual performance in 2016:

Name	Performance Measure	Performance Measure as a percentage of Total Target Award Opportunity	Target	Amount Achieved	Actual Award	Actual Award as a percentage of Target Award Opportunity for the Performance Measure
B. Smith	Corporate Revenue	40%	$1,872.7 million	$1,844.5 million	$425,765	77.4%
	EPS	35%	$7.37	$7.67	$645,455	134.1%
	Cash Flow	15%	$364.2 million	$426.6 million	$383,065	185.7%
	Individual Performance	10%	N/A	N/A	$161,584	117.5%

L. Kelly	Corporate Revenue	40%	$1,872.7 million	$1,844.5 million	$140,912	77.4%
	EPS	35%	$7.37	$7.67	$213,620	134.1%
	Cash Flow	15%	$364.2 million	$426.6 million	$126,780	185.7%
	Individual Performance	10%	N/A	N/A	$53,478	117.5%

T. Powell	Corporate Revenue	40%	$1,872.7 million	$1,844.5 million	$117,172	77.4%
	EPS	35%	$7.37	$7.67	$177,632	134.1%
	Cash Flow	15%	$364.2 million	$426.6 million	$105,421	185.7%
	Individual Performance	10%	N/A	N/A	$44,468	117.5%

J. Leyden	Corporate Revenue	40%	$1,872.7 million	$1,844.5 million	$37,321	77.4%
	EPS	35%	$7.37	$7.67	$56,579	134.1%
	Cash Flow	15%	$364.2 million	$426.6 million	$33,578	185.7%
	Individual Performance	10%	N/A	N/A	$14,163	117.5%

C. Hicks	Corporate Revenue	40%	$1,872.7 million	$1,844.5 million	$36,799	77.4%
	EPS	35%	$7.37	$7.67	$55,787	134.1%
	Cash Flow	15%	$364.2 million	$426.6 million	$33,108	185.7%
	Individual Performance	10%	N/A	N/A	$13,966	117.5%

Based on the applicable levels of achievement described above, aggregate payments to the named executive officers were as follows:

Named Executive Officer	Target Award Opportunity	Actual Award	Payout Based on Performance Achieved (% of Target Award)
Benson F. Smith	$1,375,211	$1,615,870	117.50%
Liam J. Kelly	$455,141	$534,790	117.50%
Thomas E. Powell	$378,463	$444,693	117.50%
James J. Leyden	$120,547	$141,642	117.50%
Cameron P. Hicks	$118,860	$139,660	117.50%

The actual award payments to our named executive officers are reflected in the “Non-Equity Incentive Compensation” column of the Summary Compensation Table.

Equity Incentive Compensation

Our equity incentive compensation program is designed to promote achievement of corporate goals, encourage the growth of stockholder value, enable participation in our long-term growth and profitability and serve as an incentive for continued employment. In addition, the value of our equity compensation also is designed to reflect the contribution of each executive officer to our company’s objectives, the executive’s individual performance and other factors. In setting the value of our equity incentive compensation for executives, we generally considered the extent to which the equity incentive compensation value would enable the total compensation paid to our executives to be within the competitive range of the median to 75th percentile of companies referenced in the comparative data that the Compensation Committee reviewed. As disclosed in the proxy statement for our 2015 annual meeting, based on the FW Cook analysis of peer group and survey data, the Compensation Committee determined in 2015 that the value of equity incentive compensation was meaningfully below the general competitive range guidelines. Therefore, we increased the executive compensation opportunity for each executive officer. Nevertheless, the value of the equity incentive compensation opportunities continued to be below our general competitive range guidelines. As a result, in 2016, we further increased the dollar amount of the equity compensation opportunity for each of our named executive officers, as set forth in the following table:

Name	2015 Equity Incentive Compensation Opportunity	2016 Equity Incentive Compensation Opportunity
Benson F. Smith	$2,538,000	$2,920,000
Liam J. Kelly	$1,110,000	$1,400,000	(1)
Thomas E. Powell	$1,072,000	$1,200,000
James J. Leyden	$369,000	$606,000
Cameron P. Hicks	$276,000	$414,000

(1)	Mr. Kelly’s equity incentive compensation opportunity reflects the equity incentive compensation opportunity after his promotion to the position of President and Chief Operating Officer. See “Executive Compensation Overview – Determination of Compensation – 2016 Promotion of Liam J. Kelly.”

Our equity incentive compensation for 2016 consisted of stock options and restricted stock units. We designed these components to align the interests of our named executive officers to our stockholders by providing an incentive to our executives to achieve performance that should have a favorable impact on the value of our common stock.

In 2016, we continued to allocate 65 percent of the equity incentive compensation opportunity to stock options because we believed that stock price appreciation should be the principal determinant of the economic return received by our executives from equity compensation, and absent such appreciation, stock options would have no value. As such, we consider stock options to be performance based compensation that provides a strong alignment between return to stockholders and the compensation of executives. The remaining 35 percent of the equity incentive compensation opportunity was allocated to restricted stock units, which we granted to provide a retention incentive for our executives and an incentive to increase stockholder value.

We routinely evaluate and consider the type of awards granted under our equity incentive program and may, in the future, decide that other types of awards are appropriate to provide incentives that promote our goals and objectives.

Stock Option Awards

In accordance with the equity award allocation described above, we granted stock options to our named executive officers in 2016 based upon 65 percent of their respective total equity incentive compensation opportunities. Using a Black-Scholes methodology, we valued the stock options granted in March 2016 at $24.47 per underlying share.

As a result of these computations, the named executive officers received stock options for the respective numbers of underlying shares set forth below:

Name	Number of Shares Underlying Options
Benson F. Smith	77,580
Liam J. Kelly	33,211
Thomas E. Powell	31,882
James J. Leyden	16,100
Cameron P. Hicks	10,999

In addition, in May 2016, in connection with his promotion to the position of President and Chief Operating Officer, we granted an additional stock option to Mr. Kelly to purchase 3,366 shares of our common stock. Using a Black-Scholes methodology, we valued the stock option at $28.97 per underlying share.

In contrast to the valuation we use to determine the number of shares underlying stock options that we grant to the named executive officers, the dollar amount for option awards shown in the Summary Compensation Table generally reflects the aggregate grant date fair value of the named executive officer’s award or awards determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation – Stock Compensation,” which we refer to below as “ASC Topic 718.” See note 3 to the Summary Compensation Table for further information.

Except for the stock option granted to Mr. Kelly in May 2016 and as noted below, stock options granted under our equity incentive compensation program are granted in the first quarter of each year, effective on the third business day after we announce our financial results for the preceding year. Our stock options have an exercise price equal to the closing price of our common stock on the effective date of grant and generally vest in equal annual increments on the first three anniversaries of the effective date of grant. We believe that these vesting terms, together with the restricted stock unit component of our equity incentive program, provide our executives with a meaningful incentive for continued employment. Our Board of Directors has delegated to Mr. Smith, as sole member of the Non-Executive Equity Awards Committee, authority to grant equity awards to employees who are not executive officers and who do not otherwise report to the Chief Executive Officer. The equity awards may be granted only in connection with commencement of employment, promotions to positions eligible to receive equity awards or recognition of performance for employees eligible to receive equity awards under guidelines previously approved by the Compensation Committee.

For additional information regarding terms of stock options granted to the named executive officers, see the footnotes accompanying the Grants of Plan-Based Awards table.

Restricted Stock Units

In March 2016, we granted restricted stock units to our named executive officers based upon 35 percent of their respective total equity incentive compensation opportunities. We valued the restricted stock units granted in March of 2016 at $128.75 per share. These values were determined based upon the 30-day trailing average closing price of our common stock as of the date on which the restricted stock units were approved, discounted by the present value of estimated future dividends to be declared on our common stock during the applicable vesting period, as the holders of restricted stock units do not have dividend rights.

As a result of these computations, the named executive officers received restricted stock units for the respective numbers of shares set forth below:

Name	Number of Restricted Stock Units
Benson F. Smith	7,938
Liam J. Kelly	3,398
Thomas E. Powell	3,262
James J. Leyden	1,647
Cameron P. Hicks	1,125

In addition, in May 2016, we granted additional restricted stock units to Mr. Kelly, covering 349 shares, in connection with his promotion to the position of President and Chief Operating Officer. We valued the restricted stock units at $150.32 per share.

In contrast to the valuation we use to determine the number of restricted stock units awarded to the named executive officers, the dollar amounts for restricted stock units shown in the Summary

Compensation Table generally reflect the aggregate grant date fair value of each named executive officer’s award or awards determined in accordance with ASC Topic 718. See note 2 to the Summary Compensation Table for further information.

Restricted stock unit awards under the equity incentive program are generally granted in the first quarter of each year, effective on the same date as the effective date of stock option grants, and vest in their entirety on the third anniversary of the date of grant. As noted above, we believe that these vesting terms, together with the stock option component of our equity incentive program, provide our executives with a meaningful incentive for continued employment. For additional information regarding restricted stock unit terms, see the footnotes accompanying the Grants of Plan-Based Awards table.

Personal Benefits

We provide our named executive officers with personal benefits that we believe are appropriate as part of a competitive compensation package designed to attract and retain highly skilled executives. The personal benefits provided to our named executive officers principally consist of a company automobile or automobile allowance and term life insurance coverage. In addition, we provide to our Chief Executive Officer personal use of our corporate aircraft for up to a maximum of 50 hours per year, and beginning in 2016, we provide to each of our Chief Operating Officer and Chief Financial Officer personal use of our corporate aircraft of up to 25 hours per year, provided that our incremental cost for providing such personal aircraft use to each of the Chief Operating Officer and Chief Financial Officer may not exceed $95,000 per year. Messrs. Smith, Kelly and Powell are each fully responsible for personal income tax liability associated with personal use of our corporate aircraft, and we do not provide tax assistance with respect to this imputed income (i.e., no “gross-ups”).

Prior to his promotion to the position of Executive Vice President and Chief Operating Officer in May 2015, Mr. Kelly, an Irish national, received expatriate benefits under an agreement with us. The agreement provided certain on-assignment allowances and reimbursements, as well as certain relocation and income tax equalization benefits. In connection with his May 2015 promotion, Mr. Kelly relocated to the United States and agreed to forego any future benefits under the agreement, which was terminated. However, in 2016, we made certain additional payments to Mr. Kelly under the agreement in respect of obligations that were incurred prior to termination of the agreement.

Additional information regarding personal benefits for our named executive officers is provided in the Summary Compensation Table and the accompanying footnotes. We periodically review the levels of perquisites and other personal benefits provided to our named executive officers, and may make changes as we deem appropriate.

ONGOING AND POST-EMPLOYMENT ARRANGEMENTS

We have several plans and agreements addressing compensation for our named executive officers that accrue value as the executive continues to work for us, provide special benefits upon certain types of termination events and provide retirement benefits. These plans and agreements were designed to be a part of a competitive compensation package that would encourage our executives to remain employed by us. Not all plans apply to each named executive officer, and the participants are indicated in the discussion below.

Executive Severance Arrangements

The severance agreements we have entered into with each of the named executive officers provide payments and other benefits to the named executive officer if we terminate his employment for any reason other than death, disability or cause or if he terminates employment for “good reason,” except in circumstances covered by the change in control agreements described below. The severance compensation for each executive officer consists of continued payment of the executive’s base salary during a “severance compensation period” of 24 months for Mr. Smith, 23 months for each of Messrs. Kelly and Powell (subject to an increase to 24 months based on the length of his continued employment) and nine to 12 months for each of Messrs. Leyden and Hicks, based on the length of his service. Under these agreements, in the event the executive is terminated before the last day, but after the completion of at least six months, of a performance period, the executive also may receive payment of a pro-rated amount of the annual incentive award the executive would have been entitled to receive for the year in which his employment terminated. The agreements also provide the executive with continued health, life and accident insurance for up to the full severance compensation period, as well as certain additional benefits.

We believe that these severance arrangements provide a competitive benefit that enhances our ability to retain capable executive officers. See “Potential Payments Upon Termination or Change in Control” below for additional information.

Change in Control Arrangements

We have change in control agreements with each of the named executive officers, which provide for payments and other benefits to the executive if we terminate the executive’s employment for any reason other than disability or cause, or if the executive terminates employment for “good reason,” in each case within two years following a change in control. Such payments include, among other things, payment of the executive’s base salary for a specified period (three years for Mr. Smith, two years for Messrs. Kelly and Powell, and 18 months for Messrs. Leyden and Hicks) following termination, and specified multiples (three times for Mr. Smith, two times for Messrs. Kelly and Powell, and 1.5 times for Messrs. Leyden and Hicks) of the target bonus under any company cash bonus plan payable in the year following termination. In determining to provide a higher level of benefits to Mr. Smith than to our other named executive officers, we reviewed data provided by FW Cook regarding peer group company practices, which indicated that most peer group companies provided a higher level of benefits to their chief executive officers than to other executives. For a more detailed discussion of these arrangements, including a more detailed listing of payments and other benefits under the change in control agreements, see “Potential Payments Upon Termination or Change in Control,” below. We do not provide tax “gross-ups” in connection with our change of control arrangements.

We entered into the change in control arrangements so that our executives can focus their attention and energies on our business during periods of uncertainty that may occur due to a potential change in control. In addition, we want our executives to support a corporate transaction involving a change in control that is in the best interests of our stockholders, even though the transaction may have an effect on the executive’s continued employment with us. We believe these arrangements provide an important incentive for our executives to remain with us.

Retirement Benefits

We provide certain retirement benefits to our executive officers that also are offered to our other employees. In addition, we maintain certain supplemental plans for our executives that are intended to promote tax efficiency and replace the benefit opportunities lost due to regulatory limits on broad-based tax-qualified plans.

Deferred Compensation Plan

We maintain a Deferred Compensation Plan, which is a non-qualified plan under which executives may defer specified amounts of their salary and compensation under the annual incentive compensation program. Salary deferral elections are made annually by eligible executives in respect of salary amounts to be earned in the following year. Deferral elections with regard to a cash incentive award are made by executives no later than six months prior to the end of the performance period applicable to the award. Participants may direct the investment of deferred amounts into a fixed interest fund or one or more notional funds, including a notional Teleflex stock fund. Executives also may defer receipt of shares upon vesting of restricted stock unit awards. Each of our named executive officers is eligible to participate in the Deferred Compensation Plan.

In addition, the named executive officers are eligible to receive a company matching contribution of up to three percent of their annual cash compensation with respect to amounts they defer into the Deferred Compensation Plan. We also credit each named executive officer’s Deferred Compensation Plan account with an amount equal to a specified percentage of his annual cash compensation (five percent for Messrs. Smith, Kelly and Powell; three percent for Messrs. Leyden and Hicks), less the maximum matching contribution the participant was eligible to receive under our 401(k) Plan.

See the Non-qualified Deferred Compensation – 2016 table for additional information.

Defined Benefit Arrangements

Through 2008, we provided retirement benefits primarily through a combination of defined benefit and defined contribution arrangements. The defined benefits principally were provided under the Teleflex Incorporated Retirement Income Plan, or “TRIP,” which was a tax qualified defined benefit plan designed to provide benefits to all salaried employees following retirement based upon a formula relating to years of service and annual compensation. Effective December 31, 2008, no further benefits are accrued under the TRIP. Mr. Leyden accrued benefits under the TRIP prior to December 31, 2008. No other named executive officer participated in the TRIP. See the Pension Benefits – 2016 table and accompanying narrative, and “Potential Payments Upon Termination or Change in Control” for additional information.

TAX CONSIDERATIONS

Section 162(m) of the Internal Revenue Code limits to $1 million the deductibility for federal income tax purposes of annual compensation paid by a publicly held company to its chief executive officer and other specified executive officers, unless certain conditions are met. To the extent feasible, we structure executive compensation to preserve deductibility for federal income tax purposes. Our Executive Incentive Plan, under which our annual incentive program is established, is designed to facilitate the deductibility of the annual bonus awards under Section 162(m). In addition, our stock compensation plans are designed to preserve, to the extent otherwise available, the deductibility of income realized upon the exercise of stock options. Nevertheless, we retain the discretion to authorize compensation that may not be deductible, such as the annual restricted stock unit awards that we currently grant to our executives under our equity incentive program, and it is possible that some portion of compensation paid to our executives at present and in future years will be non-deductible, particularly if a change in control occurs.

STOCK OWNERSHIP GUIDELINES

We maintain stock ownership guidelines for our named executive officers and other executives to further align the interests of management with those of our stockholders and to further encourage long-term performance. The ownership guidelines are expressed in terms of the stock ownership value, which consists of the value of common stock owned by the executive and members of his immediate family who reside with him, and the value attributable to shares in our 401(k) plan, restricted stock units and a portion of stock options held by the executive (described below), as a multiple of that executive’s base salary, as follows:

Position	Required Stock Ownership Value (as a multiple of base salary)
Chief Executive Officer	5 x base salary
Other Executive Officers	2 x base salary

Each of our executive officers has until five years after the date of his appointment or promotion to an executive officer position to satisfy the required stock ownership value. The guidelines applicable to each of our current executive officers at December 31, 2016, and the executive officer’s progress towards achieving the required stock ownership value, are shown on the following table:

Name	Applicable Base Salary(1)	Required Stock Ownership Value(2)	Stock Ownership Value at 12/31/2016(3)
Benson F. Smith	$922,800	$4,614,000	$28,385,000
Liam J. Kelly	$595,000	$1,190,000	$ 4,832,000
Thomas E. Powell	$511,100	$1,022,200	$ 6,232,000
James J. Leyden	$304,100	$ 608,200	$ 2,662,000
Cameron P. Hicks	$299,100	$ 598,200	$ 1,446,000

(1)	Applicable base salary refers to the base salaries in effect on December 31, 2016.

(2)	Messrs. Kelly, Powell, Leyden and Hicks must satisfy the required stock ownership value requirements by June 2017, March 2017, December 2019 and December 2019, respectively.

(3)	Stock ownership value is calculated based on the number of shares owned by the executive officer or members of his immediate family residing in the same household, shares held for the executive officer’s account in our 401(k) plan and restricted stock units held by the executive officer, multiplied by the closing market price of a share of our common stock on December 30, 2016, as reported by the New York Stock Exchange. In addition, stock ownership value includes one-half of the aggregate amount by which shares underlying vested, “in-the-money” stock options held by the executive, multiplied by the closing stock price of a share of our common stock on December 30, 2016, exceeds the aggregate exercise price of those options.

2016 STOCKHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION

At our 2016 annual meeting, our stockholders approved, on an advisory basis, the compensation paid to our named executive officers, as disclosed under the SEC’s compensation disclosure rules, including the compensation discussion and analysis, the compensation tables and any related materials disclosed in the proxy statement for the 2016 annual meeting. The stockholder vote in favor of named executive officer compensation totaled approximately 96.9 percent of all votes cast, including abstentions. We considered the results of the advisory vote and determined that, in light of this strong stockholder support, no revisions to our executive officer compensation program need be made in response to the vote.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of Teleflex has reviewed and discussed with management the Compensation Discussion and Analysis. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and, through incorporation by reference, in Teleflex’s Annual Report on Form 10-K for the year ended December 31, 2016.

WILLIAM R. COOK, CHAIRMAN

GEORGE BABICH, JR.		JEFFREY A. GRAVES

SUMMARY COMPENSATION TABLE – 2016

The following table sets forth compensation information with respect to the Company’s Chief Executive Officer, Chief Financial Officer and each of the three other most highly compensated executive officers during 2016, determined in accordance with SEC regulations. These individuals are referred to in this Proxy Statement as the “named executive officers.”

Name and Principal Position	Year	Salary (1)	Bonus	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value and Non-qualified Deferred Compensation Earnings (5)	All Other Compensation (6)	Total
Benson F. Smith Chairman and Chief Executive Officer	2016 2015 2014	$916,808 $895,682 $866,731	– – –	$1,117,274 $860,464 $819,335	$2,109,400 $1,611,555 $1,480,929	$1,615,870 $1,647,158 $2,031,457	$1,599 – –	$288,458 $411,461 $342,169	$6,049,409 $5,426,320 $5,540,621

Liam J. Kelly(7) President and Chief Operating Officer	2016 2015 2014	$580,538 $532,139 $431,450	– – –	$531,816 $418,489 $262,757	$1,002,540 $783,724 $474,768	$534,790 $473,528 $488,161	– – –	$146,295 $373,746 $540,805	$2,795,979 $2,581,626 $2,197,941

Thomas E. Powell Executive Vice President and Chief Financial Officer	2016 2015 2014	$504,618 $484,221 $468,606	– – –	$459,127 $406,121 $301,232	$866,872 $760,705 $544,424	$444,693 $415,559 $512,552	– – –	$112,447 $119,725 $93,035	$2,387,757 $2,186,331 $1,919,849

James J. Leyden Vice President, General Counsel and Secretary	2016 2015	$301,366 $287,950	– –	$231,815 $141,071	$437,759 $264,237	$141,642 $141,211	$2,946 –	$30,665 $25,099	$1,146,193 $859,568

Cameron P. Hicks Vice President, Global Human Resources	2016 2015 2014	$297,149 $290,277 $281,822	– – –	$158,344 $105,511 $56,208	$299,063 $197,642 $101,669	$139,660 $142,352 $176,144	– – –	$39,176 $23,836 $23,364	$933,392 $759,618 $639,207

(1)	Messrs. Smith, Kelly, Powell and Hicks deferred $45,840, $46,443, $15,139 and $8,887, respectively, of their 2016 salary into a deferral account under our Deferred Compensation Plan. See “Non-Qualified Deferred Compensation – 2016” for additional information.

(2)	The amounts shown in this column represent the aggregate grant date fair value of the restricted stock units we granted to each of the named executive officers in 2016, determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation – Stock Compensation” (“ASC Topic 718”). A discussion of the assumptions used in calculating these values may be found in Notes 1 and 12 to our 2016 consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the SEC. See “Grants of Plan-Based Awards – 2016” for additional information.

(3)	The amounts shown in this column represent the aggregate grant date fair value of the stock options we granted to each of the named executive officers in 2016, determined in accordance with ASC Topic 718. A discussion of the assumptions used in calculating these values may be found in Notes 1 and 12 to our 2016 consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the SEC. See “Grants of Plan-Based Awards – 2016” for additional information.

(4)	The amounts shown in this column represent the amounts we paid to each of the named executive officers under the Company’s 2016 annual incentive program. See the section entitled “Annual Executive Incentive Compensation” under “Compensation Discussion and Analysis – 2016 Compensation,” for additional information regarding the annual incentive awards. Messrs. Kelly, Powell and Hicks elected to defer $53,479, $44,469 and $13,966, respectively, of their 2016 non-equity incentive plan compensation into a deferral account under our Deferred Compensation Plan. See “Non-Qualified Deferred Compensation – 2016” for additional information.

(5)	The amounts shown in this column with respect to Mr. Smith reflect above-market interest earned by Mr. Smith in 2016 in respect of deferred compensation under our Deferred Compensation Plan. The amounts shown in this column with respect to Mr. Leyden reflect an increase of $2,943 in the present value of Mr. Leyden’s accumulated pension benefit in 2016 and $3 in above-market interest earned by Mr. Leyden in 2016 in respect of deferred compensation under our Deferred Compensation Plan. See “Pension Benefits – 2016” for additional information, including the present value assumptions used in the calculation of Mr. Leyden’s accumulated pension benefit.

(6)	The amounts shown in this column consist of the components set forth in the table below, which include the matching contributions we made with respect to each named executive officer’s 401(k) plan account, the dollar value of life insurance premiums that we paid for the benefit of each named executive officer and perquisites provided to each named executive officer. The amounts shown in this column also include the non-elective and (except with respect to Mr. Leyden) matching contributions we made with respect to their deferred compensation accounts under our Deferred Compensation Plan. The amounts set forth below with respect to the costs we incurred to provide the named executive officers with a company automobile are calculated, either based on the lease and insurance costs we incurred with respect to the vehicle used by the named executive officer, together with our reimbursement of the named executive officer’s fuel and maintenance costs (with respect to Messrs. Smith, Kelly and Powell), or based on the amount of our automobile allowance (with respect to Messrs. Leyden and Hicks). The amount set forth below with respect to the costs we incurred to provide Messrs. Smith, Kelly and Powell with personal use of the Company aircraft is calculated based upon our actual incremental cost to operate the aircraft, including the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar and parking costs and other variable costs.

Name	Defined Contribution Plan Company Contributions	Deferred Compensation Plan Company Contributions	Life Insurance Premiums	Perquisites(a)
Mr. Smith	$13,250	$142,470	$3,963	$128,775
Mr. Kelly	$13,250	$62,217	$2,160	$68,668
Mr. Powell	$13,250	$60,383	$2,160	$36,654
Mr. Leyden	$13,250	$5,332	$1,304	$10,779
Mr. Hicks	$12,959	$14,153	$1,285	$10,779

(a)	The amounts shown in this column include the following benefits: (a) for Mr. Smith, $80,209 in incremental costs we incurred to provide him with personal use of our aircraft, $47,987 in incremental costs we incurred to provide him with use of a company automobile, and lesser amounts in respect of de minimis attendee gifts provided in connection with our corporate retreats for senior managers; (b) for Mr. Kelly, $7,668 in incremental costs we incurred to provide him with personal use of our aircraft, $34,537 in incremental costs we incurred to provide him with certain expatriate benefits (including $22,731 in tax consultation and preparation services and $11,806 in immigration services), $25,834 in incremental costs we incurred to provide him with use of a company automobile, and lesser amounts in respect of de minimis attendee gifts provided in connection with our corporate retreats for senior managers; (c) for Mr. Powell, $7,668 in incremental costs we incurred to provide him with personal use of our aircraft, $28,357 in incremental costs we incurred to provide the use of a company automobile and lesser amounts in respect of de minimis attendee gifts provided in connection with our corporate retreats for senior managers; and (d) for each of Messrs. Leyden and Hicks, a $10,200 automobile allowance and lesser amounts in respect of de minimis attendee gifts provided in connection with our corporate retreats for senior managers.

(7)	Prior to April 2014, we paid all of Mr. Kelly’s cash compensation in euros. After his promotion to the position of Executive Vice President and President, Americas in April 2014, we continued to pay a portion of Mr. Kelly’s cash compensation in euros, and paid the balance in U.S. dollars. After his promotion to the position of Executive Vice President and Chief Operating Officer in May 2015, we paid all of Mr. Kelly’s cash compensation in U.S. Dollars. Amounts reported in the “Salary,” “Non-Equity Incentive Plan Compensation” and the “All Other Compensation” columns that we paid to Mr. Kelly in euros were converted to U.S. dollars using the exchange rate in effect as of December 31 of the year presented. The exchange rate we used for 2015 was 1.0925 euros per dollar and for 2014 was 1.22 euros per dollar.

GRANTS OF PLAN-BASED AWARDS – 2016

The following table sets forth information regarding our grants of plan based awards to the named executive officers during the fiscal year ended December 31, 2016.

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2)	All Other Option Awards: Number of Securities Underlying Options(3)	Exercise or Base Price of Option Awards(4)	Grant Date Fair Value of Stock and Option Awards(5)
			Threshold	Target	Maximum
Benson F. Smith	2/23/2016 3/1/2016 3/1/2016	2/23/2016 2/23/2016 2/23/2016	$343,803 – –	$1,375,211 – –	$2,750,422 – –	– – 7,938	– 77,580 –	– $144.79 –	– $2,109,400 $1,117,274

Liam J. Kelly(6)	2/22/2016 3/1/2016 3/1/2016 5/3/2016 5/3/2016	2/22/2016 2/22/2016 2/22/2016 4/26/2016 4/26/2016	$113,785 – – – –	$455,141 – – – –	$910,282 – – – –	– – 3,398 – 349	– 33,211 – 3,366 –	– $144.79 – $157.46 –	– $903,007 $478,269 $99,530 $53,547

Thomas E. Powell	2/22/2016 3/1/2016 3/1/2016	2/22/2016 2/22/2016 2/22/2016	$94,616 – –	$378,463 – –	$756,926 – –	– – 3,262	– 31,882 –	– $144.79 –	– $866,872 $459,127

James J. Leyden	2/22/2016 3/1/2016 3/1/2016	2/22/2016 2/22/2016 2/22/2016	$30,137 – –	$120,547 – –	$241,094 – –	– – 1,647	– 16,100 –	– $144.79 –	– $437,759 $231,815

Cameron P. Hicks	2/22/2016 3/1/2016 3/1/2016	2/22/2016 2/22/2016 2/22/2016	$29,715 – –	$118,860 – –	$237,720 – –	– – 1,125	– 10,999 –	– $144.79 –	– $299,063 $158,344

(1)	Represents the threshold, target and maximum payments the named executive officer was eligible to receive based upon achievement of the performance measures under our 2016 annual incentive program. The amounts we actually paid to each named executive officer under this award are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. See the section entitled “Annual Executive Incentive Compensation” under “Compensation Discussion and Analysis – 2016 Compensation,” for additional information regarding the annual incentive awards.

(2)	The amounts shown in this column reflect the number of shares of our common stock underlying restricted stock units granted to each named executive officer under our 2014 Stock Incentive Plan. All of the restricted stock units granted to the named executive officers will vest on the third anniversary of the grant date. Upon vesting, the restricted stock units are settled by the delivery to a named executive officer of shares of our common stock on the basis of one share of common stock for each restricted stock unit held by the named executive officer, unless the named executive offer elects to defer receipt of the shares. See the section entitled “Equity Incentive Compensation” under “Compensation Discussion and Analysis – 2016 Compensation,” for additional information regarding the restricted stock units.

(3)	The amounts shown in this column reflect the number of shares of our common stock underlying options we granted to each named executive officer under our 2014 Stock Incentive Plan. The options vest in three equal annual installments beginning on the first anniversary of the grant date. See the section entitled “Equity Incentive Compensation” under “Compensation Discussion and Analysis – 2016 Compensation,” for additional information regarding the stock option awards.

(4)	Stock options awarded under our 2014 Stock Incentive Plan have an exercise price equal to the closing market price of our common stock on the date of grant.

(5)	The amounts shown in this column represent the aggregate grant date fair value of the stock and option awards granted in 2016, determined in accordance with ASC Topic 718. A discussion of the assumptions used in calculating these values may be found in Notes 1 and 12 to our 2016 consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the SEC.

(6)	We granted additional stock options and restricted stock units to Mr. Kelly on May 3, 2016 in connection with his promotion to the position of President and Chief Operating Officer.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END – 2016

The following table sets forth information with respect to the outstanding stock options and unvested restricted stock units held by each named executive officer on December 31, 2016.

		Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(3)
Name	Grant Date	Exercisable	Unexercisable(1)
Benson F. Smith	3/1/2016 3/1/2016 2/25/2015 2/25/2015 2/26/2014 2/26/2014 2/26/2013 2/28/2012 3/1/2011 3/1/2010 3/2/2009 3/4/2008 2/27/2007	– – – 25,078 – 55,002 94,313 110,481 107,973 2,000 2,000 2,000 2,000	– 77,580 – 50,158 – 27,501 – – – – – – –	– $144.79 – $121.00 – $101.12 $78.62 $59.75 $57.78 $61.34 $46.12 $56.25 $67.25	– 3/1/2026 – 2/25/2025 – 2/26/2024 2/26/2023 2/28/2022 3/1/2021 3/1/2020 3/2/2019 3/4/2018 2/27/2017	7,938 – 7,356 – 8,440 – – – – – – – –	$1,279,209 – $1,185,419 – $1,360,106 – – – – – – – –

Liam J. Kelly	5/3/2016 5/3/2016 3/1/2016 3/1/2016 5/5/2015 5/5/2015 2/25/2015 2/25/2015 4/1/2014 4/1/2014 2/26/2014 2/26/2014 3/14/2013 2/26/2013 6/25/2012 2/28/2012	– – – – – 2,460 – 9,694 – 2,054 – 15,450 3,579 22,383 6,711 11,263	– 3,366 – 33,211 – 4,920 – 19,390 – 1,027 – 7,725 – – – –	– $157.46 – $144.79 – $123.04 – $121.00 – $107.47 – $101.12 $82.26 $78.62 $59.96 $59.75	– 5/3/2026 – 3/1/2026 – 5/5/2025 – 2/25/2025 – 4/1/2024 – 2/26/2024 3/14/2023 2/26/2023 6/25/2022 2/28/2022	349 – 3,398 – 722 – 2,843 – 315 – 2,371 – – – – –	$56,241 – $547,588 – $116,350 – $458,149 – $50,762 – $382,087 – – – – –

Thomas E. Powell	3/1/2016 3/1/2016 5/5/2015 5/5/2015 2/25/2015 2/25/2015 2/26/2014 2/26/2014 2/26/2013 3/13/2012 2/28/2012 9/20/2011	– – – 1,537 – 10,274 – 20,220 34,687 6,127 8,582 14,758	– 31,882 – 3,076 – 20,549 – 10,110 – – – –	– $144.79 – $123.04 – $121.00 – $101.12 $78.62 $59.81 $59.75 $56.00	– 3/1/2026 – 5/5/2025 – 2/25/2025 – 2/26/2024 2/26/2023 3/13/2022 2/28/2022 9/20/2021	3,262 – 451 – 3,013 – 3,103 – – – – –	$525,671 – $72,679 – $485,545 – $500,048 – – – – –

James J. Leyden	3/1/2016 3/1/2016 2/25/2015 2/25/2015 2/26/2014 2/26/2014 3/14/2013 2/26/2013 2/28/2012 3/1/2011 3/1/2010 3/2/2009 3/4/2008 2/26/2007	– – – 4,112 – 3,675 402 1,832 2,513 3,400 3,200 1,300 1,500 2,500	– 16,100 – 8,224 – 1,838 – – – – – – – –	– $144.79 – $121.00 – $101.12 $82.26 $78.62 $59.75 $57.78 $61.34 $46.12 $56.25 $68.25	– 3/1/2026 – 2/25/2025 – 2/26/2024 3/14/2023 2/26/2023 2/28/2022 3/1/2021 3/1/2020 3/2/2019 3/4/2018 2/26/2017	1,647 – 1,206 – 564 – – – – – – – – –	$265,414 – $194,347 – $90,889 – – – – – – – – –

		Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(3)
Name	Grant Date	Exercisable	Unexercisable(1)
Cameron P. Hicks	3/1/2016 3/1/2016 2/25/2015 2/25/2015 2/26/2014 2/26/2014 4/8/2013	– – – 3,075 – 3,776 16,392	– 10,999 – 6,152 – 1,888 –	– $144.79 – $121.00 – $101.12 $85.54	– 3/1/2026 – 2/25/2025 – 2/26/2024 4/8/2023	1,125 – 902 – 579 – –	$181,294 – $145,357 – $93,306 – –

(1)	The stock options we granted to Mr. Smith (a) from 2011 to 2016 vest in three equal annual installments beginning on the first anniversary of the grant date; and (b) prior to 2011 were granted to him in respect of his service as a non-employee director and were fully vested at the time of grant. The stock options we granted to Messrs. Kelly, Powell, Leyden and Hicks vest in three equal annual increments beginning on the first anniversary of the date of grant.

(2)	The outstanding restricted stock units fully vest on the third anniversary of the grant date.

(3)	The amounts set forth in this column represent the market value of the unvested restricted stock units held by the named executive officer based on a market price of $161.15 per share, which was the closing price of our common stock on December 30, 2016, as reported by the New York Stock Exchange.

OPTION EXERCISES AND STOCK VESTED – 2016

The following table sets forth information regarding the number of shares acquired on the exercise of stock options and upon the vesting of restricted stock units held by the named executive officers during the fiscal year ended December 31, 2016.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Benson F. Smith	2,000	$139,880	23,673	$3,458,814
Liam J. Kelly	–	–	2,812	$408,773
Thomas E. Powell	–	–	3,756	$545,108
James J. Leyden	6,000	$423,000	765	$111,164
Cameron P. Hicks	–	–	688	$108,037

(1)	The value realized is equal to the difference between the market price per share of the shares acquired on the date of exercise (the closing price per share of our common stock, as reported by the New York Stock Exchange, on the date of exercise) and the exercise price, multiplied by the number of shares underlying the options. The value realized upon vesting for (a) Mr. Smith reflects the excess of the $134.19 per share market price of our common stock on the February 10, 2016 date of exercise over the $64.25 per share exercise price; and (b) Mr. Leyden reflects the excess of the $134.50 per share market price of our common stock on the February 19, 2016 date of exercise over the $64.00 exercise price per share.

(2)	The value realized is equal to the market price per share on the vesting date (the closing price per share of our common stock, as reported by the New York Stock Exchange, on the vesting date) multiplied by the number of restricted stock units that vested; the restricted stock units were settled upon vesting by the delivery to the named executive of shares of our common stock on the basis of one share for each restricted stock unit held. The value realized upon vesting reflected in the table is based on the following: (i) with respect to (a) 10,213 shares, 2,424 shares and 684 shares acquired upon vesting by Messrs. Smith, Kelly and Leyden, respectively, the $145.13 market price of our common stock on February 26, 2016 and (b) 13,400 shares, 388 shares and 81 shares acquired upon vesting by Messrs. Smith, Kelly and Leyden, respectively, the $146.85 market price of our common stock on March 14, 2016; (ii) with respect to the 3,756 shares acquired upon vesting by Mr. Powell, the $145.13 market price of our common stock on February 26, 2016; and (iii) with respect to the 688 shares acquired upon vesting by Mr. Hicks, the $157.03 market price of our common stock on April 8, 2016. Mr. Smith elected to defer receipt of the shares reflected in the table, which will be distributed to him in annual installments over a ten-year period following termination of his employment.

PENSION BENEFITS – 2016

We have sponsored the Teleflex Incorporated Retirement Income Plan (“TRIP”), a qualified defined benefit pension plan. Effective January 1, 2006, the TRIP was closed to new employees, and, effective January 1, 2009, no further benefits could be accrued under the TRIP.

Under the TRIP, a participant accumulated units of annual pension benefit for each year of service. With respect to the years of service applicable to the named executive officers, a participant’s unit was equal to 1.375% of his or her prior year’s annual plan compensation not in excess of social security covered compensation, plus 2.0% of such compensation in excess of the social security covered compensation. The annual plan compensation taken into account under this formula included base salary and annual incentive award payments.

Participants in the TRIP generally vested in their plan benefits after completing five years of qualifying service or, if earlier, upon reaching normal retirement age, which, for purposes of the TRIP, is age 65. In addition to the normal retirement benefit, the TRIP provides reduced benefits upon early retirement, which may occur after a participant has reached age 60 and has completed 10 years of qualifying service. The TRIP also provides limited benefits upon termination due to disability.

Mr. Leyden is the only named executive officer who currently participates in the TRIP and has vested in his plan benefits. Messrs. Smith, Kelly, Powell and Hicks have not participated in the TRIP because their employment commenced after the date on which the TRIP was closed to new participants. The table below shows, as of December 31, 2016, the number of years of service credited under the TRIP to Mr. Leyden and the present value of the accumulated benefit payable to Mr. Leyden under the plan.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(1)	Payments During Last Fiscal Year
James J. Leyden	TRIP	4.0	$181,097	–

(1)	The accumulated benefit is based on service and earnings for the period through December 31, 2008, after which no further benefits could be accrued. The present value has been calculated assuming Mr. Leyden will commence receipt of benefits at age 65, the age at which retirement may occur without any reduction in benefits, and that the benefit is payable under the available forms of annuity consistent with the assumptions described in note 14 to the consolidated financial statements appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the SEC. The interest assumption is 4.36%, and the mortality assumption is based on the RP-2014 white collar generational mortality table, using Scale MP for projection of mortality improvement.

NONQUALIFIED DEFERRED COMPENSATION – 2016

We maintain our Deferred Compensation Plan, under which executives, including the named executive officers, may defer up to 100 percent of their cash compensation (salary, annual incentive awards and, if applicable, long-term cash incentive awards). Participants also may defer receipt of shares of our common stock underlying restricted stock units. Salary and stock deferral elections are made by eligible executives in December of each year in respect of salary to be earned and restricted stock unit awards to be granted in the following year. With respect to deferral elections for annual incentive awards, the election must be made no later than six months prior to the end of the performance period applicable to such award. Participants in our Deferred Compensation Plan may direct the investment of deferred cash amounts into a fixed interest fund or one or more notional funds, and the value of the participants’ investments will increase or decrease based on the applicable fixed income rate or performance of the underlying securities. Stock deferrals are invested in the Teleflex stock fund.

In addition, we provide a matching contribution to certain executives’ accounts with respect to cash amounts deferred by those executives into the Deferred Compensation Plan, generally up to an amount equal to three percent of the participant’s annual cash compensation. A participant will become vested in our matching contributions once the participant has completed two years of service or, if earlier, upon reaching age 65, or upon death or total disability. We also provide non-elective contributions to executives’ accounts in an amount equal to a specified percentage (five percent with respect to Messrs. Smith, Kelly and Powell and three percent with respect to Messrs. Leyden and Hicks) of the participant’s annual cash compensation, less the maximum matching contribution the participant is eligible to receive under our 401(k) Plan. A participant will become vested in the additional contribution once the participant has completed five years of service or, if earlier, upon reaching age 65, death or total disability.

The following table shows the notional funds available under the Deferred Compensation Plan and their respective annual rate of return for the calendar year ended December 31, 2016. Account balances in the Teleflex stock fund must remain in that fund and cannot be transferred to any other investment option. Additionally, distributions of balances invested in the Teleflex stock fund are made in the form of shares of Teleflex stock; distributions from other funds are payable in cash.

Name of Fund	Rate of Return
Fixed Income Fund	3.15%
Vanguard 500 Index	11.82%
Vanguard Mid-Cap Index	11.07%
Vanguard Small-Cap Index	18.17%
Teleflex Stock Fund	23.57%

A participant may elect to receive payment of deferred amounts, either in a lump-sum or in annual installments over a period of five or ten years, commencing upon separation from service, on a fixed date following separation from service or on an alternative date selected by the participant. Changes in the time or form of payment may be made in compliance with advance notice requirements under the plan, provided that the commencement of the revised payment schedule must be deferred by at least five years from the original commencement date.

The following table sets forth information for the fiscal year ended December 31, 2016 regarding contributions, earnings and balances under our deferred compensation plan for each named executive officer:

Name	Executive Contributions in Last Fiscal Year(1)	Registrant Contributions in Last Fiscal Year(2)	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals / Distributions	Aggregate Balance at Last Fiscal Year-End(3)
Benson F. Smith	$3,504,654	$142,470	$613,659	–	$7,176,980
Liam J. Kelly	$46,443	$62,217	$12,654	–	$160,872
Thomas E. Powell	$56,694	$60,383	$63,066	–	$513,782
James J. Leyden	–	$5,332	$75	–	$5,407
Cameron P. Hicks	$8,887	$14,153	$414	–	$24,421

(1)	The amounts set forth in this column with respect to each of our named executive officers, other than Mr. Smith, consist of cash compensation amounts deferred by the named executive officer. With respect to Mr. Smith, the amounts set forth in this column include (a) $3,458,814 in respect of his deferral of receipt of shares of our common stock upon vesting of restricted stock units (see “Option Exercises and Stock Vested – 2016” for additional information regarding the calculation of the value realized by Mr. Smith upon the vesting of these restricted stock units); and (b) $45,840 in cash compensation amounts deferred by Mr. Smith.

(2)	The amounts set forth in this column consist of non-elective and matching contributions made to each named executive officer’s account under our Deferred Compensation Plan. Non-elective contributions were made for Messrs. Smith, Kelly, Powell, Leyden and Hicks in the amounts of $114,966, $44,801, $32,778, $5,332 and $5,238, respectively. The amount of the non-elective contribution for Mr. Kelly includes a corrective contribution of $5,677 to address an administrative error that resulted in a shortfall in the non-elective contribution that Mr. Kelly received in 2015. Matching contributions made for Messrs. Smith, Kelly, Powell and Hicks were $27,504, $17,416, $27,605 and $8,915, respectively. The amounts set forth in this column are included in the Summary Compensation Table in the “All Other Compensation” column for 2016.

(3)	The following amounts were reported in the Summary Compensation Table in prior years: Mr. Smith, $687,824 (2011 through 2015); Mr. Kelly, $10,872 (2015); and Mr. Powell, $169,863 (2013 through 2015).

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

In this section, we describe payments and benefits that would be provided to our named executive officers upon several events of termination, including termination in connection with a change of control, assuming the termination event occurred on December 31, 2016. The information in this section does not include information relating to the following:

•	distributions under our deferred compensation plan. See “Nonqualified Deferred Compensation – 2016” for information regarding this plan;

•	restricted stock units and shares underlying options that vested prior to the termination event. See the “Outstanding Equity Awards at Fiscal Year-End – 2016” table;

•	short-term incentive payments that would not be increased due to the termination event;

•	benefits that would be provided upon death or disability under supplemental life and/or disability insurance policies that we maintain for the benefit of our named executive officers; and

•	other payments and benefits provided on a nondiscriminatory basis to salaried employees generally upon termination of employment, including under our 401(k) plan.

Employment and Severance Arrangements

We have entered into agreements with each of our executive officers that provide for specified severance compensation and benefits in the event we terminate their employment without “cause,” as defined in the agreements, or if the executive terminates employment for “good reason,” as defined in the agreements, other than in connection with a change of control. The severance compensation consists of the following:

•

continued payment of the executive’s base salary for a period of 24 months with respect to Mr. Smith, 18 months with respect to Messrs. Kelly and Powell (subject to increase by one month for each year of full-time employment, up to an additional six months) and three weeks for each year of full-time employment (subject to a minimum period of nine months and a maximum period of 12 months) with respect to Messrs. Leyden and Hicks (the “Severance Period”) (see footnote 1 to the table below for information regarding the length of the Severance Period for each named executive officer as of December 31, 2016);

•

if the executive is terminated before the last day, but after the completion of at least six months, of a performance period under the annual incentive plan, the payment of a prorated amount of the annual incentive award the executive would have been entitled to receive for the year in which his employment was terminated (for purposes of the proration, the individual performance component will be equal to the target award for the component);

•

continued health, life and accident insurance, exclusive of costs that would have been borne by the executive in accordance with our applicable policy then in effect, until the end of the Severance Period or until the executive is eligible for such benefits in connection with future employment, whichever occurs first; at our option, we may choose to provide to the executive a monthly cash payment equal to the executive’s after-tax cost to obtain comparable health insurance coverage from commercial sources, subject to the executive bearing a portion of the cost in accordance with our policy then in effect for employee cost sharing;

•

if an executive, other than Messrs. Leyden and Hicks, was provided with the use of an automobile or cash allowance for an automobile, payment during the Severance Period of a cash allowance equal to the amount it would cost the executive to lease the vehicle utilized by the executive at the time of his or her termination; and

•	reimbursement for executive outplacement services in an amount up to $20,000.

The following table sets forth the potential post-termination payments and benefits the named executive officers would be entitled to receive under the agreements and policies described above, assuming the triggering event under the agreements occurred on December 31, 2016.

Name	Base Salary(1)	Annual Cash Incentive Award Payments(2)	Health Benefits(3)	Life and Accident Insurance(4)	Auto- mobile(5)	Executive Outplacement(6)	Total
B. Smith	$1,845,600	$1,615,870	$29,701	$8,917	$87,411	$20,000	$3,607,499
L. Kelly	$1,140,417	$534,790	$30,188	$4,658	$45,431	$20,000	$1,775,484
T. Powell	$979,608	$444,693	$28,463	$4,658	$45,926	$20,000	$1,523,348
J. Leyden	$228,075	$141,642	$11,675	$1,100	–	$20,000	$402,492
C. Hicks	$224,325	$139,660	$11,813	$1,084	–	$20,000	$396,882

(1)	The amounts set forth in this column reflect the amounts the named executive officers would be entitled to receive based upon salaries in effect as of December 31, 2016, and, in accordance with the terms of the applicable agreement, based upon the following respective periods for which the amounts will be provided: Mr. Smith, 24 months; Messrs. Kelly and Powell, 23 months; and Messrs. Leyden and Hicks, nine months.

(2)	The amounts set forth in this column reflect the actual cash incentive award each executive received for 2016, as reflected in the Summary Compensation Table.

(3)	The amounts set forth in this column have been calculated based upon the health coverage rates in effect as of December 31, 2016, and, in accordance with the terms of the applicable agreement, based upon the following respective periods for which coverage will be provided: Mr. Smith, 24 months; Messrs. Kelly and Powell, 23 months; and Messrs. Leyden and Hicks, nine months.

(4)	The amounts set forth in this column have been calculated based upon the life and accident insurance rates in effect as of December 31, 2016, and, in accordance with the terms of the applicable agreement, based upon the following respective periods for which the insurance will be provided: Mr. Smith, 24 months; Messrs. Kelly and Powell, 23 months; and Messrs. Leyden and Hicks, nine months.

(5)	The amounts set forth in this column are based upon automobile lease rates in effect as of December 31, 2016, and, in accordance with the terms of the applicable agreement, based upon the following respective periods for which the vehicle allowance will be provided: Mr. Smith, 24 months; and Messrs. Kelly and Powell, 23 months.

(6)	The amounts set forth in this column represent the maximum payment the named executive officer would be entitled to receive for outplacement services under the applicable agreement.

Change-of-Control Arrangements

We have entered into agreements with each of our executive officers that provide for specified severance compensation and benefits in the event that a Change in Control (as defined in the agreements) occurs, and the executive’s employment is terminated within two years after the Change in Control either by the executive for “good reason,” as defined in the agreement, or by us for any reason other than “disability” or “cause,” each as defined in the agreements. The severance compensation consists of the following:

•

if no amount has been awarded to the executive under any plan providing for payment of a cash bonus in the year of termination, the executive will receive a bonus payment equal to the target award under such plan;

•

the executive’s target bonus under each bonus plan providing for payment of a cash bonus in the year following the year in which the executive’s employment was terminated, prorated based on the number of days the executive was employed during the applicable performance period under such bonus plan;

•

payment of the executive’s base salary (based on the highest salary rate in effect for the executive at the time of, or at any time after the Change in Control) for a specified period after termination of employment, which period is equal to three years for Mr. Smith, two years for Messrs. Kelly and Powell, and 18 months for Messrs. Leyden and Hicks (the “CIC Severance Period”);

•

in the case of Messrs. Smith, Kelly and Powell, annual payments during the CIC Severance Period, each equal to the sum of the target awards under each bonus plan providing for payment of a cash bonus in the year following the year in which the executive’s employment was terminated (the “Target Award”); and in the case of Messrs. Leyden and Hicks, two annual payments during the CIC Severance Period, the first of which will be equal to 100 percent of the Target Award and the second of which shall be equal to fifty percent of the Target Award;

•	immediate vesting of all unvested stock options and restricted stock units held by the executive;

•

continuation of health insurance during the CIC Severance Period or, if the executive is not eligible for continued coverage after termination, reimbursement during the CIC Severance Period, on an after-tax basis, of any premiums the executive is required to pay in order to maintain coverage at a level comparable to the coverage he last elected for himself, his spouse and dependents under our health care plan, exclusive of costs that would have been borne by the executive in accordance with our applicable policy then in effect for employee participation in premiums;

•

in the case of Messrs. Smith, Kelly and Powell, payment during the CIC Severance Period of a cash allowance equal to the amount it would cost the executive to lease the vehicle utilized by the executive at the time of his or her termination;

•

a cash payment equal to the non-elective contribution the executive would have been entitled to receive under our Deferred Compensation Plan in respect of three additional years of service, in the case of Mr. Smith, two additional years of service, in the case of Messrs. Kelly and Powell and 18 months of additional service, in the case of Messrs. Leyden and Hicks; and

•	reimbursement for executive outplacement services in an amount up to $20,000.

The executive change in control agreements have an initial term of three years, and automatically renew for successive one year periods unless we terminate the agreements. However, notwithstanding any termination by us, the executive change in control agreements will remain in effect for a period of at least two years following a Change in Control that occurs during the term of the agreement.

The following table sets forth information regarding the potential payments and benefits the named executive officers would have been entitled to receive under the agreements described above, assuming the triggering event under the agreements occurred on December 31, 2016.

Name	Base Salary	Annual Cash Incentive Award Payments(1)	Vesting Of Unvested Stock Options And Restricted Stock(2)	Health Benefits(3)	Auto- Mobile(4)	Deferred Compen- sation Plan Payments(5)	Executive Out- placement(6)	Total
B. Smith	$2,768,400	$5,768,470	$8,758,672	$42,598	$131,117	$344,897	$20,000	$17,834,154
L. Kelly	$1,190,000	$1,486,790	$3,651,801	$30,198	$47,407	$78,248	$20,000	$6,504,444
T. Powell	$1,022,200	$1,211,343	$3,654,705	$28,398	$47,923	$65,555	$20,000	$6,050,124
J. Leyden	$456,150	$324,102	$1,254,574	$22,463	–	$7,998	$20,000	$2,085,287
C. Hicks	$448,650	$319,120	$960,240	$22,649	–	$7,858	$20,000	$1,778,517

(1)	The amounts set forth in this column represent the sum of the actual cash incentive award payment the named executive officers received for the fiscal year ended December 31, 2016, as reflected in the Summary Compensation Table, and additional payments to be made based upon the respective number of years for which target awards would be payable following the change of control, as follows: Mr. Smith, three years; Messrs. Kelly and Powell, two years; and Messrs. Leyden and Hicks, 18 months.

(2)	The amounts set forth in this column represent the value the named executive officer would realize upon the vesting of the unvested stock options and restricted stock units held by the named executive officer as of December 31, 2016. The value of the unvested stock options was calculated based upon the difference between the aggregate market value of the shares of common stock underlying the unvested stock options and the aggregate exercise price of those stock options. The value of the shares of our common stock the named executive officer would receive following vesting of restricted stock units is equal to the aggregate market value of such shares. The market value was based on a price of $161.15 per share, which was the closing price of our common stock on December 30, 2016, as reported by the New York Stock Exchange.

(3)	The amounts set forth in this column have been calculated based upon the health coverage rates for each named executive officer in effect as of December 31, 2016.

(4)	The amounts set forth in this column are based upon automobile lease rates in effect as of December 31, 2016, and, in accordance with the terms of the applicable agreement, based upon the following respective periods for which the vehicle allowance will be provided: Mr. Smith, three years; Messrs. Kelly and Powell, two years.

(5)	The amounts set forth in this column are equal to three times the amount of non-elective contribution we made to the Deferred Compensation Plan for the account of Mr. Smith in 2016; two times the amount of such non-elective contributions for the account of Messrs. Kelly and Powell in 2016; and one and one half times the amount of such non-elective contributions for the account of Messrs. Leyden and Hicks in 2016.

(6)	The amounts set forth in this column represent the maximum payment we would be required to make to the named executive officers for outplacement services under the applicable agreement or company policy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 1, 2016 (except as otherwise noted), information with respect to ownership of our securities by each person known by us to beneficially own more than 5% of our outstanding common stock, each director or nominee for director, each named executive officer and all such directors, nominees for director and named executive officers as a group. Except as otherwise indicated in the footnotes to the table, we have been informed that each person listed has sole voting power and sole investment power over the shares of common stock shown opposite his or her name.

Name and Address of Beneficial Owner	Shares Beneficially Owned(a)		Percent of Outstanding Common Stock
T. Rowe Price Associates, Inc.	5,332,881		11.88%
100 E. Pratt Street
Baltimore, MD 21202(b)

BlackRock, Inc.	3,722,211		8.29%
55 East 52nd Street
New York, NY 10022(c)

The Vanguard Group, Inc.	3,594,630		8.01%
100 Vanguard Boulevard
Malvern, PA 19355(d)

Janus Capital Management LLC	2,765,703		6.16%
151 Detroit Street
Denver, Colorado 80206(e)

Eaton Vance Management	2,682,985		5.98%
2 International Place
Boston, MA 02110(f)

Select Equity Group, L.P.	2,448,092		5.45%
380 Lafayette Street, 6th Floor
New York, New York 10003(g)

George Babich, Jr.	31,024	(h)	*
Patricia C. Barron	38,812	(i)	*
William R. Cook	30,906	(j)	*
Candace H. Duncan	8,046	(k)	*
W. Kim Foster	16,211	(l)	*
Jeffrey A. Graves	30,296	(m)	*
Gretchen R. Haggerty	3,710	(n)
Cameron P. Hicks	33,887	(o)
Liam J. Kelly	108,805	(p)	*
Stephen K. Klasko	32,715	(q)	*
James J. Leyden	43,101	(r)	*
Richard A. Packer	1,154	(s)	*
Thomas E. Powell	135,594	(t)	*
Stuart A. Randle	27,867	(u)	*
Benson F. Smith	529,458	(v)	1.17%
All directors and executive officers as a group (17 persons)	1,094,201	(w)	2.39%

*	Represents holdings of less than 1%.

(a)	“Beneficial ownership” is determined in accordance with SEC regulations. Therefore, the table lists all shares as to which the person listed has or shares the power to vote or to direct disposition. In addition, shares issuable upon the exercise of outstanding stock options exercisable on February 1, 2016 or within 60 days thereafter and shares issuable pursuant to restricted stock units that will vest within 60 days thereafter are considered outstanding and to be beneficially owned by the person holding such options or restricted stock units for the purpose of computing such person’s percentage of beneficial ownership, but are not considered outstanding for the purpose of computing the percentage of beneficial ownership of any other person.

(b)	T. Rowe Price Associates, Inc. (“Price Associates”) has sole voting power with respect to 1,592,010 shares listed in the table and sole dispositive power for all 5,332,881 shares listed in the table. T. Rowe Price Mid-Cap Growth Fund, Inc. has sole voting power with respect to 2,751,000 shares listed in the table. The securities listed in the table are held by individual and institutional investors for which Price Associates serves as an investment adviser. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The information in the table and this footnote is derived from an amendment to Schedule 13G filed by Price Associates and T. Rowe Price Mid-Cap Growth Fund, Inc. with the SEC on February 7, 2017, reporting beneficial ownership as of December 31, 2016. The number of shares held by such reporting persons may have changed subsequent to December 31, 2016.

(c)	BlackRock, Inc. (“BlackRock”) is the parent of several subsidiaries that hold the shares listed in the table. Of the shares listed in the table, BlackRock has sole voting power with respect to 3,438,565 shares and sole dispositive power with respect to all 3,722,211 shares. The information in the table and this footnote is derived from an amendment to Schedule 13G filed by BlackRock, Inc. with the SEC on January 21, 2017, reporting beneficial ownership as of December 31, 2016. The number of shares held by such reporting person may have changed subsequent to December 31, 2016.

(d)	Of the shares listed in the table, The Vanguard Group has sole voting power with respect to 38,602 shares, shared voting power with respect to 9,900 shares, sole dispositive power with respect to 3,550,044 shares and shared dispositive power with respect to 44,585 shares. Two wholly-owned subsidiaries of The Vanguard Group, Inc. beneficially own an aggregate of 59,302 shares listed in the table. The information in the table and this footnote is derived from an amendment to Schedule 13G filed by The Vanguard Group with the SEC on February 10, 2016, reporting beneficial ownership as of December 31, 2016. The number of shares held by such reporting person may have changed subsequent to December 31, 2016.

(e)	Includes 2,660,603 shares as to which Janus Capital Management LLC (“Janus Capital”) has sole voting and dispositive power and 105,160 shares as to which Janus Capital has shared voting power. For purposes of the share amount shown in the table, shares held by Janus Capital, INTECH Investment Management (“INTECH”), which is 97.11% owned by Janus Capital, and Perkins Investment Management, which is wholly-owned by Janus Capital, are aggregated. Janus Capital, Perkins and INTECH are registered investment advisers that furnish investment advice to various investment companies and individual and institutional clients (collectively, the “Managed Portfolios”). As a result of its role as an investment adviser or sub-adviser to the Managed Portfolios, Janus Capital may be deemed to be the beneficial owner of 2,660,603 of the shares listed in the table, which are held by the Managed Portfolios. As a result of INTECH’s role as an investment adviser or sub-adviser to the Managed Portfolios, INTECH may be deemed to be the beneficial owner of 105,100 shares listed in the table, which are held by the Managed Portfolios. The information in the table and this footnote is derived from a Schedule 13G filed by Janus Capital and INTECH with the SEC on February 13, 2017, reporting beneficial ownership as of December 31, 2016. The number of shares held by such reporting persons may have changed subsequent to December 31, 2016.

(f)	The information in the table is derived from a Schedule 13G filed by Eaton Vance Management with the SEC on February 15, 2017, reporting beneficial ownership as of December 31, 2016. The number of shares held by such reporting person may have changed subsequent to December 31, 2016.

(g)	Select Equity Group, L.P. (“Select Equity”) and George S. Loening (“Loening”) share voting and dispositive power with respect to the shares listed in the table. Mr. Loening is the majority owner of Select Equity and managing member of its general partner. The information in the table and this footnote is derived from a Schedule 13G filed by Select Equity and Loening with the SEC on February 13, 2017, reporting beneficial ownership as of December 31, 2016. The number of shares held by such reporting persons may have changed subsequent to December 31, 2016.

(h)	Includes 1,000 shares held indirectly by Mr. Babich through the Baylee Consulting Plan and 24,275 shares underlying stock options.

(i)	Includes 3,000 shares held indirectly by Ms. Barron through the Patricia C. Barron Profit Sharing Plan, 2,108 shares held indirectly by Ms. Barron through the Patricia C. Barron Defined Benefit Pension Plan II and 24,275 shares underlying stock options.

(j)	Includes 10,711 shares underlying stock options.

(k)	Includes 6,835 shares underlying stock options.

(l)	Includes 13,460 shares underlying stock options.

(m)	Includes 22,275 shares underlying stock options.

(n)	Includes 3,390 shares underlying stock options and 320 shares underlying restricted stock units.

(o)	Includes 31,873 shares underlying stock options, 579 shares underlying restricted stock units and 35 shares held in the Company’s 401(k) Savings Plan, under which Mr. Hicks has the authority to direct voting of such shares.

(p)	Includes 103,111 shares underlying stock options and 2,686 shares underlying restricted stock units.

(q)	Includes 25,275 shares underlying stock options.

(r)	Includes 35,750 shares underlying stock options, 564 shares underlying restricted stock units and 1,431 shares held in the Company’s 401(k) Savings Plan, under which Mr. Leyden has the authority to direct voting of such shares.

(s)	The shares included in the table are held jointly by Mr. Packer and his spouse.

(t)	Includes 127,196 shares underlying stock options, 3,103 shares underlying restricted stock units and 385 shares held in the Company’s 401(k) Savings Plan, under which Mr. Powell has the authority to direct voting of such shares.

(u)	Includes 23,275 shares underlying stock options.

(v)	Includes 477,287 shares underlying stock options, 8,440 shares underlying restricted stock units and 616 shares held in the Company’s 401(k) Savings Plan under which Mr. Smith has the authority to direct voting of such shares.

(w)	Includes 949,985 shares underlying stock options, 16,927 shares underlying restricted stock units and 2,466 shares held in the Company’s 401(k) Savings Plan, under which each executive officer has the authority to direct voting of the shares held in his or her plan account.

CERTAIN TRANSACTIONS

Related Person Transactions Policy

We maintain a Related Person Transactions Policy for review and approval, rejection or ratification of “related person transactions.” A related person transaction is any transaction, arrangement or relationship (i) involving an amount exceeding $120,000, (ii) in which Teleflex or any of its controlled subsidiaries participate and (iii) in which a “related person” has a direct or indirect material interest. A “related person” is any Teleflex director or executive officer, any holder of more than 5% of our outstanding shares of common stock, any immediate family member of any of these persons and certain of their affiliates.

The policy includes procedures under which directors, director nominees and executive officers must provide information to the General Counsel before entry into a transaction that could be a related party transaction. If the transaction is subject to the policy, it is considered by the Audit Committee, which may approve or reject the transaction. The policy also addresses procedures for Audit Committee consideration of ratification of related person transactions that occur without its prior approval, including procedures designed to minimize the possibilities of future occurrences of such transactions without prior Audit Committee approval. The Audit Committee will approve only those related person transactions it finds to be in, or not inconsistent with, the best interests of Teleflex and its stockholders.

See “Compensation Discussion and Analysis – Executive Compensation Overview – Retirement of Benson F. Smith as Chief Executive Officer and Appointment of Liam J. Kelly as President and Chief Executive Officer” for information regarding a consulting arrangement we will enter into with Mr. Smith, effective January 1, 2018.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors, executive officers and persons who own more than ten percent of our common stock to file reports of ownership and changes in ownership of our common stock.

Based solely on a review of the copies of such reports and written representations from our directors and executive officers, we believe that, during the fiscal year ended December 31, 2016, all required filings under Section 16(a) were made on a timely basis.

PROPOSAL 2:

ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Section 14A of the Exchange Act enables our stockholders to vote on whether to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. Specifically, these rules address the information we must provide in the compensation discussion and analysis, compensation tables and related disclosures included in this proxy statement. In accordance with the advisory vote of our stockholders at our 2011 Annual Meeting, we are providing to our stockholders the opportunity to vote annually to approve, on an advisory basis, the compensation of our named executive officers.

As noted above under “Compensation Discussion and Analysis,” our executive compensation program is designed principally to promote the achievement of specific annual and long-term goals by our executive management team and to align our executives’ interests with those of our stockholders. We believe that, as described under “Compensation Discussion and Analysis,” our compensation program incorporates, to a significant extent, a pay-for-performance methodology that has operated effectively.

Accordingly, the Board recommends that our stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders of Teleflex Incorporated approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related materials disclosed in the proxy statement for the 2017 Annual Meeting.

This is an advisory vote, which means that the stockholder vote is not binding on us. Nevertheless, our Compensation Committee values the opinions expressed by our stockholders and will carefully consider the outcome of the vote when making future compensation decisions for our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS AN ADVISORY VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 3:

ADVISORY VOTE ON WHETHER THE ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS SHOULD BE HELD EVERY ONE, TWO OR THREE YEARS

Section 14A of the Exchange Act also enables our stockholders to vote, on an advisory (non-binding) basis, on how frequently they would like to cast an advisory vote on the compensation of our named executive officers. By voting on this proposal, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation every one, two or three years. We are required to hold this advisory vote not less frequently than once every six years. We previously held the advisory vote six years ago, at our 2011 Annual Meeting; therefore, we are again submitting to our stockholders a proposal regarding the frequency of the advisory vote on compensation of our executive officers.

In 2011, our stockholders voted to conduct the advisory vote on the compensation of our named executive officers on an annual basis. As a result, the Board determined that we will hold the advisory vote on an annual basis. Since 2011, the holding of annual advisory votes on executive compensation has become widely accepted, and we believe that the annual vote has been an effective way for our stockholders to express their views on our executive compensation policies and practices. Accordingly, the Board believes that continuing to conduct the advisory vote on executive compensation every year is appropriate for our company and our stockholders.

Because this vote is advisory, it is not binding on the Board. However, the Board values the views of our stockholders, and will carefully consider the outcome of the vote if it indicates a significant stockholder consensus that differs from the Board’s recommendation.

THE BOARD OF DIRECTORS RECOMMENDS AN ADVISORY VOTE “FOR” THE APPROVAL OF AN ANNUAL ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 4:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected the firm of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2017. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will be provided the opportunity to make statements and respond to appropriate questions from stockholders present at the meeting. Although stockholder ratification of our independent registered public accounting firm is not required by our Bylaws or otherwise, we are submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification to permit stockholders to participate in this important corporate decision. If the Audit Committee’s selection is not ratified, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent registered public accounting firm.

Audit and Non-Audit Fees

The following table provides information regarding fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements for the years ended December 31, 2016 and December 31, 2015, and fees for other services provided by PricewaterhouseCoopers LLP during those periods.

Services rendered	2016	2015
Audit fees	$4,667,820	$4,292,183
Audit-related fees	718,275	168,522
Tax fees	1,244,843	1,673,923
All other fees	61,339	1,395,630

	$6,692,277	$7,530,258

Audit-Related Fees. Audit-related fees consisted primarily of fees for support in connection with acquisition due diligence and consultation on accounting matters.

Tax Fees. Tax fees consisted primarily of fees for tax compliance activities in certain foreign jurisdictions ($592,778 for 2016 and $545,498 for 2015), and tax planning and consultancy services ($652,065 for 2016 and $1,128,424 for 2015).

All Other Fees. All other fees consisted principally of advisory services related to the SEC’s conflict minerals disclosure requirements and license fees for utilization of technical databases. For 2015, all other fees also consisted of advisory services related to supply chain management, restructuring activities and network security.

Audit Committee Pre-Approval Procedures

The Audit Committee has established a policy requiring pre-approval of all audit and permissible non-audit services performed by the independent registered public accounting firm. Under the policy, the Audit Committee annually pre-approves specific types of services, subject to certain dollar limitations set by the Audit Committee. Periodically throughout the year, the independent registered public accounting firm and management provide the Audit Committee with reports regarding pre-approved services under the policy for which the independent registered public accounting firm has been engaged. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor to perform the additional services. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated reports any pre-approval decisions to the Audit Committee at its next scheduled meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF

PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM FOR 2017.

STOCKHOLDER PROPOSALS

Any proposals submitted by stockholders for inclusion in our proxy statement and proxy for our 2018 annual meeting of stockholders must be received by the Company at its principal executive offices no later than December 1, 2017 and must comply in all other respects with SEC rules and regulations relating to such inclusion.

In connection with any proposal submitted by stockholders for consideration at the 2018 annual meeting of stockholders, other than proposals submitted for inclusion in our proxy statement and proxy, the persons named in the enclosed form of proxy may exercise discretionary voting authority with respect to proxies solicited for that meeting, without including advice on the nature of the matter and how the persons intend to vote on the proposal, if appropriate notice of the stockholder’s proposal is not received by us at our principal executive offices by February 14, 2018.

OTHER MATTERS

The Board does not know of any other matters that may be presented at the Annual Meeting, but if other matters do properly come before the meeting or any postponements or adjournments thereof, it is intended that persons named in the proxy will vote on such matters as they deem appropriate.

Stockholders are requested to date, sign and return the enclosed proxy in the enclosed envelope, for which no postage is necessary if mailed in the United States or Canada. You may also vote by telephone by calling toll free 1-800-PROXIES (776-9437) or via the internet at www.voteproxy.com.

By Order of the Board of Directors,

JAMES J. LEYDEN, Secretary

ANNUAL MEETING OF STOCKHOLDERS OFTELEFLEX INCORPORATED May 5, 2017 PROXY VOTING INSTRUCTIONS INTERNET – Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE – Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. COMPANY NUMBER Vote online/phone until 11:59 PM EDT the day before the meeting. ACCOUNT NUMBER MAIL – Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON – You may vote your shares in person by attending the Annual Meeting. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, Proxy Statement, 2016 Annual Report and Proxy Card are available at www.teleflex.com/ProxyMaterials Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the internet. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES LISTED UNDER PROPOSAL 1, “FOR” PROPOSALS 2 AND 4 AND FOR “1 YEAR” ON PROPOSAL 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE FOR AGAINST ABSTAIN Proposal 1. Election of Directors: Nominees: For term ending in 2020: 1a. George Babich, Jr. 1b. Gretchen R. Haggerty 1c. Benson F. Smith For term ending in 2019: 1d. Richard A. Packer Proposal 2. Approval, on an advisory basis, of named executive officer compensation 1 Year 2 Years 3 Years ABSTAIN Proposal 3. Advisory vote on whether the advisory vote on compensation of named executive officers should occur every one, two or three years FOR AGAINST ABSTAIN Proposal 4. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2017. The shares represented by this proxy will be voted as directed by the Stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted “FOR” all nominees in Proposal 1, “FOR” Proposals 2 and 4 and for “1 Year” with respect to Proposal 3. In their discretion, the proxies are authorized to vote upon any other matter that may properly come before the meeting. PLEASE MARK, DATE AND SIGN AS YOUR NAME APPEARS AT LEFT AND RETURN IN THE ENCLOSED ENVELOPE. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Please check here if you plan to attend the meeting. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS TELEFLEX INCORPORATED As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the internet at WWW.VOTEPROXY.COM, following the instructions provided. Use the Company Number and Account Number shown on your proxy card. The undersigned hereby appoints James J. Leyden and Daniel V. Logue proxies, each with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, subject to any directions indicated on the other side of this proxy card, all the shares of stock of Teleflex Incorporated standing in the name of the undersigned with all powers that the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held May 5, 2017 or any adjournment thereof. (Continued on the other side)